UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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EOG Resources, Inc.

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EOG RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 29, 2009

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders (“Annual Meeting”) of EOG Resources, Inc. will be held in the Dezavala meeting room of the Doubletree Hotel at 400 Dallas Street, Houston, Texas, at 3:00 p.m., Houston time, on Wednesday, April 29, 2009, for the following purposes:

1. To elect seven directors to hold office until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent public accountants, as our auditors for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Holders of record of our Common Stock at the close of business on March 5, 2009 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet, by phone or by returning a signed proxy card.

By Order of the Board of Directors,

MICHAEL P. DONALDSON
Corporate Secretary

Houston, Texas
March 25, 2009

EOG RESOURCES, INC.

PROXY STATEMENT

The enclosed form of proxy is solicited by the Board of Directors (“Board”) of EOG Resources, Inc. (“EOG,” “we,” “us” or “our”) to be used at our 2009 annual meeting of stockholders (“Annual Meeting”) to be held in the Dezavala meeting room of the Doubletree Hotel at 400 Dallas Street, Houston, Texas, at 3:00 p.m., Houston time, on Wednesday, April 29, 2009. This proxy statement and the enclosed form of proxy will be first sent or given to our stockholders on or about March 25, 2009.

Any stockholder giving a proxy may revoke it at any time provided written notice of the revocation is received by our Corporate Secretary before the proxy is voted; otherwise, if received prior to or at the Annual Meeting, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy or, if no such instructions are given, in accordance with the recommendations of the Board described herein. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. If you would like to attend the Annual Meeting and vote in person, you may contact EOG at (713) 651-7000 (Attention: Corporate Secretary) for directions to the Annual Meeting.

Attendance at the Annual Meeting is limited to holders of record of our Common Stock at the close of business on March 5, 2009 (“Record Date”) and EOG’s guests. Admission will be on a first-come, first-served basis. You may be asked to present valid government-issued picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of our Common Stock, such as a bank or brokerage account statement indicating that you owned shares of our Common Stock on the Record Date, to be admitted. For safety and security reasons, no cameras, recording equipment or other electronic devices will be permitted in the Annual Meeting.

Our 2008 annual report is being mailed with this proxy statement to all stockholders entitled to vote at the Annual Meeting. However, the annual report does not constitute a part of, and shall not be deemed incorporated by reference into, this proxy statement or the enclosed form of proxy.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. We have also retained a third-party proxy solicitation firm, Morrow & Co., LLC, to solicit proxies on behalf of the Board, and expect to pay such firm approximately $6,500 for their services. The cost of any solicitation of proxies will be borne by us. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to, and solicitation of proxies from, the beneficial owners of our Common Stock held of record on the Record Date by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with any such activities.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election at the Annual Meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. You may also access this list at our principal executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting.

The mailing address of our principal executive offices is 1111 Bagby, Sky Lobby 2, Houston, Texas 77002.

Important Notice Regarding the Availability of Proxy Materials
for the 2009 Annual Meeting of Stockholders To Be Held on April 29, 2009

Pursuant to United States Securities and Exchange Commission (“SEC”) rules related to the Internet availability of proxy materials, our proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2008 annual report are available via the Internet at www.eogresources.com/investors/annreport.html and at www.proxyvote.com.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

Holders of record of our Common Stock at the close of business on the Record Date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. On the Record Date, there were 250,238,842 shares of our Common Stock outstanding. Other than our Common Stock, we have no other voting securities currently outstanding.

Our stockholders do not have dissenters’ rights or similar rights of appraisal with respect to the proposals described herein and, moreover, do not have cumulative voting rights with respect to the election of directors.

Stock Ownership of Certain Beneficial Owners

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of our Common Stock by each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) whom we know, based on filings with the SEC, beneficially owned more than five percent (5%) of our Common Stock as of December 31, 2008.

Name and Address	Number of	Percent of
of Beneficial Owner	Shares	Class(a)

Davis Selected Advisers, L.P.(b)	23,775,296	9.5%
2949 East Elvira Road, Suite 101 Tucson, AZ 85756
FMR LLC(c)	16,868,752	6.8%
82 Devonshire Street Boston, MA 02109
AXA Financial, Inc.(d)	14,640,122	5.9%
1290 Avenue of the Americas New York, NY 10104

(a)	Based on 249,631,666 shares of our Common Stock outstanding as of December 31, 2008.

(b)	Based on its Schedule 13G/A filed on February 13, 2009 with respect to its beneficial ownership of our Common Stock as of December 31, 2008, Davis Selected Advisers, L.P. has sole voting power with respect to 22,113,330 shares and sole dispositive power with respect to 23,775,296 shares.

(c)	Based on its Schedule 13G/A filed on February 17, 2009 with respect to its beneficial ownership of our Common Stock as of December 31, 2008, FMR LLC (“FMR”) has sole voting power with respect to 1,139,344 shares and sole dispositive power with respect to 16,868,752 shares. The Schedule 13G/A reports that the shares include (1) 15,727,078 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR; (2) 1,223 shares beneficially owned by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR; (3) 249,750 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR; (4) 153,565 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR; and (5) 737,136 shares beneficially owned by FIL Limited (“FIL”).

The Schedule 13G/A also reports that Edward C. Johnson 3d, the chairman of FMR and FIL, has sole voting power with respect to the shares beneficially owned by PGALLC and 150,975 shares beneficially owned by PGATC and sole dispositive power with respect to 16,868,752 shares. The Schedule 13G/A further reports that (1) members of the family of Edward C. Johnson 3d, through their ownership of 49% of the voting power of FMR and execution of a shareholders’ voting agreement with all other Series B shareholders of FMR, may be deemed to form a controlling group with respect to FMR; and (2) partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own 47% of the total votes that may be cast by all holders of FIL voting stock.

(d)	Based on its Schedule 13G/A filed on February 13, 2009 with respect to its beneficial ownership of our Common Stock as of December 31, 2008, AXA Financial, Inc. has sole voting power with respect to 10,418,425 shares and sole dispositive power with respect to 13,629,959 shares and each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA have sole voting power with respect to 11,029,119 shares and sole dispositive power with respect to 14,640,122 shares. The Schedule 13G/A reports that these shares include (1) 8,930 shares acquired solely for investment purposes by AXA Investment Managers Paris; (2) 2,490 shares acquired solely for investment purposes by AXA Konzern AG (Germany); (3) 968,743 shares acquired solely for investment purposes by AXA Rosenberg Investment, of which AXA Rosenberg Investment has sole voting power with respect to only 569,274 shares; (4) 30,000 shares acquired solely for investment purposes by AXA Framlington; (5) 13,474,976 shares acquired solely for investment purposes on behalf of client discretionary investment advisory accounts by AllianceBernstein L.P., a majority-owned subsidiary of AXA Financial, Inc., for which AllianceBernstein L.P. has sole voting power with respect to only 10,270,347 shares; and (6) 154,983 shares acquired solely for investment purposes by AXA Equitable Life Insurance Company, for which AXA Equitable Life Insurance Company has sole voting power with respect to only 148,078 shares.

Stock Ownership of the Board and Management

The following table and accompanying footnotes set forth certain information regarding the ownership of our Common Stock by (1) each director and director nominee of EOG, (2) each “named executive officer” of EOG named in the “Summary Compensation Table” below and (3) all directors and executive officers of EOG as a group, in each case as of January 31, 2009.

		Stock
		Options
		and Stock	Restricted
		Appreciation	Stock
	Shares	Rights	Units and
	Beneficially	Exercisable	Phantom	Total
Name	Owned(a)	by 4-1-09(b)	Shares(c)	Ownership(d)

George A. Alcorn	4,300	35,000	0	39,300
Charles R. Crisp	7,000	35,000	3,641	45,641
James C. Day	1,000	0	0	1,000
Timothy K. Driggers	25,663	3,976	2,195	31,834
Robert K. Garrison	81,545	95,544	11,605	188,694
Loren M. Leiker	197,988	191,316	14,364	403,668
Mark G. Papa	550,995	530,107	291,305	1,372,407
H. Leighton Steward	62,603	49,000	6,645	118,248
Donald F. Textor	21,000	7,000	15,226	43,226
Gary L. Thomas	224,108	411,316	85,745	721,169
Frank G. Wisner	1,000	105,000	12,468	118,468
All directors and executive officers as a group (12 in number)	1,187,925	1,463,259	443,194	3,094,378

(a)	Includes (1) shares for which the person directly or indirectly has sole or shared voting or investment power; (2) shares held under the EOG Resources, Inc. Savings Plan (“Savings Plan”) for which the participant has sole voting and investment power; (3) shares of restricted stock held under the EOG Resources, Inc. 1992 Stock Plan (as amended and restated, “1992 Stock Plan”) and the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as amended, “2008 Plan”) for which the participant has sole voting power and no investment power until such shares vest in accordance with the provisions of the 1992 Stock Plan and the 2008 Plan, respectively; and (4) shares of our Common Stock that would be received upon the vesting of restricted stock units on or before April 1, 2009.

(b)	The shares shown in this column, which are not reflected in the adjacent column entitled “Shares Beneficially Owned,” consist of (1) shares of our Common Stock that would be received upon the exercise of stock options held by the individuals shown that are exercisable on or before April 1, 2009; and (2) shares of our Common Stock that would be received upon the exercise of stock-settled stock appreciation rights (“SARs”) held by the individuals shown that are exercisable on or before April 1, 2009, based on, for purposes of this table, the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) of $67.77 per share on January 30, 2009, net of a number of shares equal to the minimum statutory tax withholding requirements with respect to such exercise (which shares would be deemed forfeited in satisfaction of such taxes). The shares shown in this column are “beneficially owned” under Rule 13d-3 under the Exchange Act.

(c)	Includes (1) restricted stock units held under the 1992 Stock Plan and the 2008 Plan vesting after April 1, 2009 for which the participant has no voting or investment power until such units vest and are released as shares of our Common Stock in accordance with the provisions of the 1992 Stock Plan and the 2008 Plan, respectively; and (2) phantom shares held in the individual’s phantom stock account under the EOG Resources, Inc. 409A Deferred Compensation Plan (formerly known as the EOG Resources, Inc. 1996 Deferral Plan) (“Deferral Plan”) for which the individual has no voting or investment power until such phantom shares are released as shares of our Common Stock in accordance with the provisions of the Deferral Plan and the individual’s deferral election. Because such units and shares will not vest on or before April 1, 2009, the units and shares shown in this column are not “beneficially owned” under Rule 13d-3 under the Exchange Act.

(d)	None of our directors or executive officers shown owned, beneficially or otherwise, as of January 31, 2009, more than 1% of the shares of our Common Stock outstanding as of January 31, 2009. Based on 249,650,797 shares of our Common Stock outstanding as of January 31, 2009, our directors and executive officers as a group (12 in number) beneficially owned approximately 1.1% of the shares of our Common Stock outstanding as of January 31, 2009 and had total ownership of approximately 1.2% of the shares of our Common Stock outstanding as of January 31, 2009.

CORPORATE GOVERNANCE

Board of Directors

Director Independence

The Board has affirmatively determined that six of our seven current directors, namely Messrs. Alcorn, Crisp, Day, Steward, Textor and Wisner, have no material relationship with EOG and thus meet the criteria for independence of Article III, Section 12 of our bylaws, which are available on our website at www.eogresources.com/about/corpgov.html, as well as the independence requirements of the NYSE and the SEC. The Board also affirmatively determined previously that Mr. Stevens, our former director who retired from the Board effective at the end of his 2007-2008 term, which expired in conjunction with the 2008 annual meeting of stockholders, had no material relationship with EOG and thus met the same criteria for independence.

In assessing director independence, the Board considered, among other matters, the nature and extent of any business relationships, including transactions conducted, between EOG and each director and between EOG and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated. Except with respect to Mr. Papa, the Board determined that all such relationships and transactions that it considered were not material relationships or transactions with EOG and did not impair the independence of our directors. The Board affirmatively determined that Mr. Papa is not independent because he is our Chief Executive Officer (“CEO”).

Meetings

The Board held seven meetings during the year ended December 31, 2008 (including a joint meeting of the Board and the Compensation, Corporate Governance and Nominating Committees of the Board).

Each director attended at least 75% of the total number of meetings of the Board and Board committees on which the director served. Mr. Day, following his appointment to the Board on July 29, 2008, attended each of the meetings of the Board and Board committees on which he served. We encourage each director to attend our annual meeting of stockholders. Except for Messrs. Wisner, Day and Stevens, each director attended our 2008 annual meeting of stockholders. Mr. Wisner was unable to attend the 2008 annual meeting due to certain business commitments outside of the Houston, Texas area. As noted above, Mr. Day was not appointed to the Board until after the date of the 2008 annual meeting and Mr. Stevens retired from the Board effective at the end of his 2007-2008 term, which expired in conjunction with the 2008 annual meeting of stockholders.

Executive Sessions of Non-Employee Directors

Our non-employee directors held four executive sessions during the year ended December 31, 2008. Messrs. Alcorn, Crisp, Steward, Textor and Wisner attended each of the executive sessions. Mr. Stevens, our former director, attended one executive session prior to his retirement from the Board effective May 8, 2008, and Mr. Day attended each of the two executive sessions held following his appointment to the Board. Mr. Alcorn was appointed by the non-employee directors as the presiding director for these sessions, and Mr. Day has been appointed by the non-employee directors as the presiding director for executive sessions in 2009.

Committees of the Board

Each committee of the Board identified below has a charter that is available on our website at www.eogresources.com/about/corpgov.html. Copies of the committee charters are also available upon written request to our Corporate Secretary.

Nominating and Governance Committee

Effective September 4, 2008, the Board combined the then-existing Nominating Committee and Corporate Governance Committee into one new Nominating and Governance Committee, based on the Board’s review of the governance practices of our peer companies and the Board’s belief that a combined committee would provide for more efficient and effective governance of EOG.

The Nominating and Governance Committee, which is composed exclusively of independent directors, is responsible for proposing qualified candidates to fill vacancies on the Board without regard to race, gender, age, religion or physical disability, recommending director nominees (including chairpersons) for each of our committees, developing and recommending appropriate corporate governance principles and overseeing the self-evaluation of the Board.

While there are no specific minimum requirements that the Nominating and Governance Committee believes must be met by a prospective director nominee (other than the general requirements of our Corporate Governance Guidelines discussed below with respect to director age, director independence and director service on the boards of directors of other public companies), the Nominating and Governance Committee does believe that nominees for director should possess personal and professional integrity, have good business judgment, have relevant experience and skills and be willing and able to commit the necessary time for Board and committee service.

Our Corporate Governance Guidelines, which are available at www.eogresources.com/about/corpgov.html, mandate that:

•	no director shall be eligible to stand for re-election after having attained the age of 78, unless approved by the Board;

•	at least three-fifths of our directors must meet the criteria for independence required by the NYSE and our bylaws; and

•	no non-employee director may serve on the board of directors of more than four other public companies and our CEO may not serve on the board of directors of more than two other public companies.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. As an alternative to term limits for directors, the Nominating and Governance Committee reviews each director’s continuation on the Board every three years. The Nominating and Governance Committee also regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In addition, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates may be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. In evaluating nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

In addition, the Nominating and Governance Committee will consider nominees recommended by stockholders in accordance with the procedures outlined under “Stockholder Proposals and Director Nominations — Nominations for 2010 Annual Meeting of Stockholders and for Any Special Meetings of Stockholders” below. The Nominating and Governance Committee will evaluate such nominees according to the same criteria, and in the same manner, as any other director nominee.

Following its formation in September 2008, the Nominating and Governance Committee did not meet during the year ended December 31, 2008. The Nominating and Governance Committee currently is composed of Messrs. Wisner (Chairman), Alcorn, Crisp, Day, Steward and Textor.

Prior to the formation of the Nominating and Governance Committee and during the year ended December 31, 2008, the Nominating Committee met four times (including a joint meeting of the Board and the Compensation, Corporate Governance and Nominating Committees) and the Corporate Governance Committee met three times (including a joint meeting of the Board and the Compensation, Corporate Governance and Nominating Committees). Each of the Nominating Committee and the Corporate Governance Committee was composed of Messrs. Alcorn, Crisp (Chairman of the Nominating Committee), Day, Steward, Textor and Wisner (Chairman of the Corporate Governance Committee) and, prior to his retirement from the Board, Stevens.

Audit Committee

The Audit Committee, which is composed exclusively of independent directors, has been established by the Board to oversee our accounting and financial reporting processes and the audits of our financial statements.

The Board has selected the members of the Audit Committee based on the Board’s determination that the members are financially literate (as required by NYSE rules) and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our financial condition and results of operations. The Audit Committee has the sole authority, at its discretion and at our expense, to retain, compensate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

While the Board has determined that the Chairman of the Audit Committee, Mr. Textor, has accounting or related financial management expertise (as required by NYSE rules), we currently do not have an “audit committee financial expert” (as defined under SEC rules) serving on the Audit Committee. The Board believes that the composition of the Audit Committee is equivalent to having an audit committee financial expert on the Audit Committee. Moreover, the Board believes it is desirable in the future to nominate as a director a person who would qualify as an audit committee financial expert, but only if that person also has the other experience, attributes and qualifications that we are then seeking for new members of the Board. Accordingly, the Nominating and Governance Committee has been directed to include in the information that it seeks from potential nominees to the Board whether that person has the knowledge, background and experience to qualify as an audit committee financial expert and to consider such qualifications when proposing nominees for the Board.

The Audit Committee met seven times during the year ended December 31, 2008, and is currently composed of Messrs. Textor (Chairman), Alcorn, Crisp, Day, Steward and Wisner. Mr. Stevens also served on the Audit Committee prior to his retirement from the Board.

Compensation Committee

The Compensation Committee, which is composed exclusively of independent directors, is responsible for the administration of our stock plans and approval of compensation arrangements for our executive officers and directors. Please refer to “Executive Compensation — Compensation Discussion and Analysis — Compensation Committee Process” and “Director Compensation” below for a discussion of the Compensation Committee’s procedures and processes for making executive officer and director compensation determinations.

The Compensation Committee met five times during the year ended December 31, 2008 (including a joint meeting of the Board and the Compensation, Corporate Governance and Nominating Committees), and is composed of Messrs. Alcorn (Chairman), Crisp, Day, Steward, Textor and Wisner. Mr. Stevens also served on the Compensation Committee prior to his retirement from the Board.

Stockholder Communications with the Board

Pursuant to the process adopted by the Board, our stockholders may communicate with members of the Board by submitting such communications in writing to our Corporate Secretary, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received in a log established for that purpose, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Corporate Secretary will not open the communication, but will note the date the communication was received in a log established for that purpose and promptly forward the communication to the director(s) to whom it is addressed. Further information regarding this process can be found on our website at www.eogresources.com/about/corpgov.html.

Interested parties can communicate directly with the presiding director for the executive sessions of the non-employee directors, or the non-employee directors as a group, using the same procedure outlined above for general stockholder communications with the Board, except any such communication should be addressed to the presiding director or to the non-employee directors as a group, as appropriate.

Codes of Conduct and Ethics and Corporate Governance Guidelines

Pursuant to NYSE and SEC rules, we have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our directors, officers and employees, and a Code of Ethics for Senior Financial Officers (“Code of Ethics”) that, along with our Code of Conduct, applies to our principal executive officer, principal financial and accounting officer and controllers.

You can access our Code of Conduct and Code of Ethics on our website at www.eogresources.com/about/corpgov.html, and any stockholder who so requests may obtain a copy of our Code of Conduct or Code of Ethics by submitting a written request to our Corporate Secretary. We intend to disclose any amendments to our Code of Conduct or Code of Ethics and any waivers with respect to our Code of Conduct or Code of Ethics granted to our principal executive officer, our principal financial and accounting officer, any of our controllers or any of our other employees performing similar functions on our website at www.eogresources.com within four business days of the amendment or waiver. In such case, the disclosure regarding the amendment or waiver will remain available on our website for at least 12 months after the initial disclosure. There have been no waivers granted with respect to our Code of Conduct or our Code of Ethics.

Moreover, we have adopted, pursuant to NYSE rules, Corporate Governance Guidelines, which may be accessed on our website at www.eogresources.com/about/corpgov.html. Any stockholder who so requests may obtain a copy of our Corporate Governance Guidelines by submitting a written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

Messrs. Alcorn, Crisp, Day, Steward, Textor and Wisner served as members of the Compensation Committee and none of them is a current or former officer or employee of EOG. During the year ended December 31, 2008, none of our executive officers served as a director or member of the compensation committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of EOG or on our Board’s Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

In connection with the fiscal year 2008 audited financial statements of EOG Resources, Inc. (“EOG”), the Audit Committee of the Board of Directors of EOG (1) reviewed and discussed the audited financial statements with EOG’s management; (2) discussed with EOG’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); (3) received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence; (4) discussed with the independent auditors the independent auditors’ independence; and (5) considered whether the provision of non-audit services by EOG’s principal auditors is compatible with maintaining auditor independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements for fiscal year 2008 be included in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donald F. Textor, Chairman
George A. Alcorn
Charles R. Crisp
James C. Day
H. Leighton Steward
Frank G. Wisner

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2009 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

George A. Alcorn, Chairman
Charles R. Crisp
James C. Day
H. Leighton Steward
Donald F. Textor
Frank G. Wisner

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

Compensation for our executive officers is administered by the Compensation Committee of the Board (“Committee”). The Committee is an independent committee of the Board currently composed of our six non-employee directors. All of these individuals meet the independence requirements of the NYSE and our bylaws, qualify as “Non-Employee Directors” under Rule 16b-3 under the Exchange Act and qualify as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986 (as amended, “Code”). The Committee is responsible for reviewing and establishing the compensation, including annual base salary, bonus and long-term incentive compensation, of our CEO and all of our other executive officers and the annual bonus pool and annual long-term incentive compensation pool for all of our employees.

The Committee has the sole authority, at its discretion and at our expense, to retain compensation consultants and any legal, accounting or other advisors it deems appropriate. It had been the Committee’s practice not to use a compensation consultant and none was used in reviewing and determining our executive compensation for 2008, except that our Human Resources Department has used Equilar, Inc. (“Equilar”) for the purpose of compiling peer group compensation data obtained from publicly available information. As discussed in further detail below, the Committee reviews and discusses this data prior to making compensation decisions to ensure that EOG’s compensation program remains competitive in the oil and gas industry. The Committee has approved the retention of Equilar for 2009.

In this Compensation Discussion and Analysis section, “Named Officers” means the individuals who served as our principal executive officer or principal financial officer during 2008, as well as the other individuals included in the “Summary Compensation Table” below.

Compensation Committee Process

Each component of EOG’s compensation program is reviewed by the Committee on an annual basis. Based on its analysis of the peer group compensation data, the Committee determines the compensation of our CEO during an executive session of the Committee, at which our CEO is not present. Our CEO, who also reviews the peer group compensation data, makes recommendations to the Committee regarding the compensation of the other Named Officers, which the Committee may, at its discretion, discuss in executive session. The final determination as to the compensation of the other Named Officers, however, is made solely by the Committee. During each year, the Committee periodically reviews our compensation program and determines whether it continues to promote the compensation goals of EOG, which goals include remaining competitive in our industry so that we are able to retain and provide appropriate incentives to our executive officers. The Committee did not make any material changes to the components of our compensation program for 2008 and does not anticipate the need for any such changes for 2009. See “Components of Our Compensation Program” below.

The Committee typically holds at least one meeting each quarter. At its first quarter meeting, the Committee reviews and discusses our performance report regarding certain pre-determined financial and operational goals with respect to the prior year, evaluates achievement of pre-determined individual performance goals set for our CEO and the other Named Officers, certifies the achievement of the performance goal under our Executive Officer Annual Bonus Plan described below, establishes the aggregate annual bonus pool for all employees and sets performance goals to be considered in determining Named Officer bonuses for the next year. The aggregate annual bonus pool consists of cash and restricted stock/restricted stock units, out of which all employee bonuses for the prior year are paid. The bonuses awarded to EOG’s executive officers, including our CEO and the other Named Officers, are paid from this pool as well. Once the aggregate annual bonus pool is determined, the Committee meets with our CEO to evaluate and review the bonus awards with respect to the other executive officers, including the other Named Officers, as recommended by our CEO. The Committee then commences an executive session, at which our CEO is not present, to determine the bonus award to our CEO.

At its second quarter meeting, the Committee approves a list of peer group companies selected for executive officer and director compensation purposes and reviews and recommends any changes to non-employee director compensation. At its third quarter meeting, the Committee reviews the peer group compensation data and approves annual base salary increases and annual stock option/stock appreciation right (“SAR”) and/or restricted stock/restricted stock unit grants for all executive officers, including our CEO and the other Named Officers, and the annual stock option/SAR and restricted stock/restricted stock unit grant pool for all of our other employees. At its fourth quarter meeting, the Committee typically addresses administrative matters unrelated to executive compensation and reviews our stock ownership guidelines for our executive officers.

In addition, throughout the year, as necessary, the Committee reviews and approves amendments to our stock plans and benefit plans; reviews and approves employment, change of control and severance agreements; reviews and revises stock grant vesting and termination provisions; reviews and revises the amount available for grant under our CEO’s discretionary pool of stock options/SARs and discretionary pool of restricted stock/restricted stock units; and takes any other action it deems necessary or appropriate.

Objectives of Our Compensation Program

Our executive compensation program is designed to attract and retain a highly qualified and motivated management team and appropriately reward individual executive officers for their contributions to the achievement of EOG’s key short-term and long-term goals. The Committee is guided by the following key principles in determining the compensation of our CEO and other Named Officers:

•	Competition Among Peers. The Committee believes that our compensation program should reflect the competitive recruiting and retention conditions in the oil and gas industry, so that we can attract, motivate and retain top industry talent.

•	Accountability for Our Performance. The Committee also believes that our compensation program should be tied in part to our financial and operational performance, so that our executive officers are held accountable through their compensation for the performance of EOG based on our achievement of certain pre-determined financial and operational goals.

•	Accountability for Individual Performance. In addition, the Committee believes that our compensation program should be tied in part to the executive officer’s achievement of his pre-determined individual performance goals, to encourage and promote individual contributions to EOG’s overall performance.

•	Alignment with Stockholder Interests. Moreover, the Committee believes that our compensation program should be tied in part to our stock price performance through the grant of stock options/SARs and restricted stock/restricted stock units, to align our executive officers’ interests with those of our stockholders.

A more detailed discussion of each of these key principles is provided below.

Competition Among Peers

In order to attract, motivate and retain talented executive officers, we must ensure that our compensation program remains competitive with the types and ranges of compensation paid by our peer companies and other companies that we regard as having similar lines of business. On an annual basis, the Committee reviews and discusses compensation data setting forth the annual base salary, non-equity incentive payments, long-term incentive awards, perquisites and other compensation and benefits for our CEO and our other Named Officers as compared to compensation data for similarly situated executive officers at our peer companies.

The Committee recognizes a peer group primarily composed of companies included in the Standard & Poor’s 500 Oil & Gas Exploration & Production Index (“S&P Peer Group”) that have lines of business similar to those of EOG. The Committee may also recognize certain companies not included in the S&P Peer Group but that the Committee deems to be our “peers” due to their similar lines of business and market capitalization. EOG’s peer group changes from time to time as a result of fluctuation in company size, changes in the business lines of our peers, acquisitions of peer companies by third parties, developments in the oil and gas industry and other similar factors. For 2008, the Committee approved the following list of peer group companies:

•	Anadarko Petroleum Corporation*

•	Apache Corporation*

•	Chesapeake Energy Corporation*

•	Devon Energy Corporation*

•	EnCana Corporation

•	Noble Energy, Inc.*

•	Pioneer Natural Resources Company*

•	XTO Energy Inc.*

*	In the S&P Peer Group

When we refer to “peers,” “peer group” or “peer companies” or similar phrases in this proxy statement, we are referring to this list of companies, as it may be updated by the Committee from time to time.

The Committee supports a practice of paying base salaries that approximate the average of our peer group, taking into consideration our market capitalization relative to our peer companies, and annual non-equity incentive payments and long-term incentive awards which may deliver above-average compensation if our financial results and/or stockholder returns exceed those of our peer companies.

In establishing the compensation of our CEO and other Named Officers, the Committee reviews and considers the allocation of total compensation (among annual base salary, bonus and equity compensation components, including the total theoretical compensation value considering actual realized stock option gains and the value realized on restricted stock/restricted stock unit vestings) of our peer companies. The Committee then makes a subjective determination as to the appropriate allocation of total compensation among the various components in order to remain competitive in our industry with respect to the recruiting and retention of executive officers. Generally, our total compensation package is more heavily weighted toward long-term compensation than our peer companies since the Committee places significant value on the retention of our executive officers over time.

Accountability for Our Performance and Accountability for Individual Performance

As further described below, substantially all of EOG’s employees, including our CEO and our other Named Officers, are eligible to receive annual bonuses, payable in a combination of cash and restricted stock/restricted stock units. To achieve the goal of tying compensation to accountability for our performance, the Committee considers EOG’s achievement of certain pre-determined financial and operational goals as well as each executive officer’s achievement of pre-determined individual performance goals in awarding annual bonuses.

This analysis is conducted on two levels. First, EOG’s performance is measured on a purely objective basis. In 2001, our stockholders, in connection with their approval of our Executive Officer Annual Bonus Plan, established and approved the performance goal that “Net Income Available to Common,” excluding nonrecurring or extraordinary items and as reported in our year-end earnings release (“Net Income Available to Common Stockholders”), must be positive to permit distribution of bonuses under our Executive Officer Annual Bonus Plan. If the Net Income Available to Common Stockholders goal is not met for any given year, no bonuses will be paid to our executive officers for such year.

If the Net Income Available to Common Stockholders goal is met, the Committee will then consider EOG’s achievement of certain pre-determined financial and operational goals. These additional performance goals are evaluated in a subjective manner. The Committee and our CEO develop these goals in connection with the formation of a company-wide annual operating plan at the beginning of each year.

The specific performance goals, in addition to the Net Income Available to Common Stockholders goal, established for 2008 were:

•	achievement of an after-tax rate of return with respect to capital expenditures[1] of 15%;

•	achievement of 15% production volume growth;

•	achievement of 200% total company reserve replacement;

•	maintenance of a year-end net debt-to-total capitalization ratio[2] of 16% or less;

•	achievement of top three status among our peer companies regarding forward cash flow per share multiple and achievement of top quartile absolute stock price performance relative to our peer companies;

•	achievement of unit cost targets relative to depreciation, depletion and amortization (“DD&A”) expense ($1.83/Mcfe3), lease operating expenses (“LOE”) and transportation expenses ($1.23/Mcfe), general and administrative expenses ($0.31/Mcfe) and net interest expense ($0.07/Mcfe); and

•	achievement of other strategic and operational goals specific to certain divisions and departments of EOG, each of which the Committee believed, at the time the goals were set, would be challenging, but which were reasonably achievable with significant effort and skill.

Though management strives to accomplish all company performance goals annually, the after-tax rate of return with respect to our capital expenditures program goal is emphasized by the Committee and our CEO as the most important of these goals. The Committee considers the achievement of these performance goals in its determination of the aggregate annual bonus pool, but it has the discretion to weigh the achievement or lack of achievement of the goals as the Committee deems appropriate. The Committee has considered, and may continue in the future to consider, other factors, such as commodity prices and their effect on the achievement of the performance goals, and any other notable accomplishments by EOG in determining whether EOG adequately met its performance goals for the year. Additionally, the Committee may deem overachievement in some areas to outweigh underachievement in others. There is, however, no specific numerical weighting assigned to each performance goal. As noted above, the only performance goal that is outside of the Committee’s subjective discretion is that Net Income Available to Common Stockholders must be positive in order for bonuses to be paid to our executive officers.

At the Committee’s meeting in the first quarter of 2009, the achievement of our 2008 goals was evaluated. The Committee certified that the performance goal necessary for payment of bonuses under our Executive Officer Annual Bonus Plan described above was met for 2008. The Committee determined that while we did not achieve our 15% after-tax rate of return goal due to low year-end commodity prices and higher 2008 oilfield service costs, we did achieve an after-tax rate of return that exceeded our cost of capital. Furthermore, we met our production volume growth goal of 15% and surpassed our goal of 200% total company reserve replacement for 2008, achieving 228% reserve replacement. The Committee also determined that while our 2008 general and administrative expenses of $0.34 per Mcfe exceeded our 2008 goal of $0.31 per Mcfe, we did achieve each of our other per-unit cost targets for 2008 and also achieved our per-unit cost targets on an aggregate basis, as we incurred aggregate costs of $3.39 per Mcfe for 2008 versus our 2008 goal of $3.44 per Mcfe. The Committee further determined that we ranked fourth in

1 The calculation of our after-tax rate of return with respect to our capital expenditure program for a particular year is based on the estimated proved reserves (“net” to EOG’s interest) for all wells drilled or acquired during such year, the estimated present value of the future net cash flows from such reserves (for which we utilize certain assumptions regarding future commodity prices and operating costs) and our direct and indirect net costs incurred in drilling or acquiring (as the case may be) such wells. As such, our after-tax rate of return with respect to our capital expenditures for a particular year cannot be calculated from our audited financial statements for such year.
2 For purposes of computing this ratio, “net debt” is equal to our aggregate long-term debt (including any current portion of long-term debt) less our cash and cash equivalents, and “total capitalization” is equal to our total stockholders’ equity plus net debt.
3 Million cubic feet equivalent of natural gas, crude oil, natural gas liquids and condensate. Natural gas equivalents are determined using a ratio of 6.0 thousand cubic feet of natural gas to 1.0 barrel of crude oil, condensate or natural gas liquids.

our peer group with respect to forward cash flow per share multiple and first in our peer group with respect to absolute stock price performance. Moreover, the Committee determined that our year-end net debt-to-total capitalization ratio was 15%, which achieved our goal of 16% or less. In addition, the Committee determined that we achieved our strategic and operational goals specific to certain divisions and departments of EOG, including our goal with respect to growth in our crude oil production. The Committee also noted that we were the leader in our peer group with respect to per-Mcfe reserve finding costs and that we did not have any significant asset impairments or reserve write-downs for 2008. These determinations of the Committee were applied to all compensation components subject to the 2008 goals. In addition, at the Committee’s meeting in the first quarter of 2009, our 2009 performance goals were set.

The Committee further considers individual contributions to our achievement of the goals identified above in allocating the bonus pool among individual executive officers. The Committee believes it is important to recognize and reward significant personal efforts that benefit EOG. As a result, the salary and bonus award to a particular executive officer may fluctuate relative to the other executive officers from year to year.

The Committee annually evaluates the individual performance and contributions of the executive officers in their particular roles within EOG. At the beginning of each year, each executive officer, other than our CEO, meets with our CEO to discuss and identify individual performance goals for the upcoming year. Our CEO will present his evaluation of the level of achievement of these goals to the Committee the following year. In addition, our CEO gives each executive officer performance feedback throughout the year and conducts a formal performance review at the end of each year. The Committee places significant emphasis on our CEO’s evaluation of the other executive officers in making compensation decisions regarding the other executive officers, particularly in awarding annual bonuses. Throughout the year, the Committee may also consider any significant individual contributions of the executive officers as described below.

The individual goals for executive officers are generally specific to their functional areas within EOG. As executive officers become more senior, however, some of their individual goals tend to reflect the overall company performance goals to a greater degree. The 2008 individual performance goals for Mr. Thomas, our Senior Executive Vice President, Operations, included achievement of the 15% production volume growth, 15% after-tax rate of return on capital expenditures, DD&A expense and LOE targets included in our performance goals described above, managing and maintaining our 2008 capital expenditures within our 2008 capital expenditure budget and the pursuit and procurement of progressive technology to assist in our business activities. For 2008, the individual performance goals for Mr. Leiker, our Senior Executive Vice President, Exploration, included achievement of the 15% after-tax rate of return on capital expenditures target included in our performance goals described above, managing and maintaining our 2008 capital expenditures within our 2008 capital expenditure budget and the accomplishment of various managerial and operational tasks. The individual performance goals for 2008 for Mr. Garrison, our Executive Vice President, Exploration, included maintaining division prospect inventory and production volumes, providing mentoring to division general managers, resolving division-specific operational issues and providing assistance to Mr. Leiker in evaluating exploration opportunities. The 2008 individual performance goals for Mr. Driggers, our Vice President and Chief Financial Officer, included striving for efficient control processes, implementing new financial technology and systems, continuing to provide necessary information and support to our Audit Committee, the retirement of our preferred stock and the accomplishment of various managerial tasks. The 2009 individual goals for the Named Officers have been established.

At the Committee’s meeting in the first quarter of 2009, Mr. Papa, our CEO, noted the specific contributions of Messrs. Thomas, Leiker, Garrison and Driggers to the achievement of EOG’s overall company performance goals for 2008. Mr. Papa also discussed his assessment of the achievement of each executive officer’s individual performance goals. The Committee and Mr. Papa determined that Messrs. Thomas, Leiker, Garrison and Driggers had met or exceeded their individual performance goals for 2008.

The Committee also considers contributions by EOG employees involved in significant oil and gas discoveries. In April 2008, the Committee awarded restricted stock/restricted stock units to management employees, including Messrs. Papa, Leiker, Thomas and Garrison, who were responsible for identifying and/or executing significant new oil and gas exploration and development projects. For additional information regarding the awards to Messrs. Papa, Leiker, Thomas and Garrison, see the “Grants of Plan-Based Awards Table” below.

The Committee considers the achievement of EOG’s overall company performance goals for a given year to be the individual performance goals of our CEO for such year. For 2008, the Committee determined that Mr. Papa’s individual contribution to the achievement of EOG’s 2008 overall company performance goals was significant, and that Mr. Papa therefore substantially achieved his individual performance goals. At Mr. Papa’s request, the Committee has not increased Mr. Papa’s base salary since 2004 in order to prevent his base salary from becoming further disproportionate in comparison to the rest of our employees. To reward Mr. Papa for his individual contributions to EOG’s performance, in lieu of salary increases and to further provide incentives and retain Mr. Papa, the Committee may provide for greater bonus awards and equity-based compensation grants to Mr. Papa.

Alignment with Stockholder Interests

The Committee also believes that it is in the best interests of our stockholders for all of our executive officers to maintain a certain level of ownership in EOG. Therefore, the Committee has established stock ownership guidelines ranging from one times base salary for Vice Presidents to up to five times base salary for our CEO. Each Named Officer currently satisfies the guidelines. We have no policies in place for hedging the economic risks of stock ownership under these guidelines.

Compensation Program Design

The Committee believes that appropriately balanced compensation components contribute to our success and that the best compensation philosophy is to put a substantial portion of the total compensation package at risk by tying it to both our financial and operational results and the performance of our Common Stock. The mix of stock options/SARs and restricted stock/restricted stock units in each executive officer’s compensation package is evaluated annually and will vary from time to time, as the Committee deems necessary to achieve a balance between incentive compensation, through stock options/SARs, and retention-directed compensation, through restricted stock/restricted stock units.

Restricted stock/restricted stock unit grants generally vest five years after the grant date, requiring the individual receiving the grant to remain with EOG for five years in order to receive any value from this component of his compensation. If the Committee determines that an executive officer does not have an unvested value in restricted stock/restricted stock units sufficient to provide an incentive to remain at EOG, and if the Committee has determined that the individual should receive additional equity-based compensation, then the Committee will typically grant more compensation in restricted stock/restricted stock units than in stock options/SARs.

Additionally, the Committee uses post-termination compensation and benefits as a major component of the compensation packages for our Named Officers to reward each executive officer for his service to EOG on a long-term basis, to be competitive among peer companies from a recruiting and retention standpoint and to shift the focus of each executive officer to the day-to-day operations of EOG rather than job security concerns.

Consistent with the objectives described above, the compensation package of our CEO and the other Named Officers consists of the following components:

•	Base Salary

•	Bonus — Cash (Non-Equity Incentive) and Restricted Stock/Restricted Stock Units (Equity Incentive)

•	Stock Options/SARs

•	Restricted Stock/Restricted Stock Units

•	Post-Termination Compensation and Benefits

•	Other Compensation and Benefits

A more detailed discussion of each component of our compensation program is provided below. The Committee does not use any formulas to determine the amount of each component to be paid or delivered. Rather, each component of our compensation program is reviewed individually relative to the objectives of that component. In addition, the Committee reviews the aggregate of base salary and non-equity incentives and compares such amounts to that of our peer companies.

The Committee also compares each Named Officer’s total realized compensation annually, including stock option/SAR gains and the value realized on restricted stock/restricted stock unit vestings relative to three-year stockholder returns, to that of similarly situated executive officers at our peer companies to confirm that the size of the annual stock option/SAR and restricted stock/restricted stock unit grants is appropriate. Moreover, depending upon availability of up-to-date publications, the Committee also considers published market analyses and rankings in connection with its analysis of our CEO’s compensation package to aid in determining if his compensation package is delivering rewards commensurate with our stock performance. In 2008, the only published market analysis considered by the Committee in addition to the peer group compensation data compiled by Equilar was Forbes’ Special Report on CEO Compensation.

We currently do not have any policies in place regarding the adjustment or recovery of compensation payments or awards in the event that we are required to restate our financial statements. We believe that our accounting practices are conservative and, moreover, we have not been required to restate our financial statements at any time since becoming an independent company in 1999. Thus, the Committee has not deemed any adjustment or recovery policies to be necessary.

Further, we currently do not have any policies in place regarding the adjustment of compensation payments or awards due to amounts potentially realizable from such awards. The Committee follows the philosophy that stock options/SARs, for example, are granted with an incentive purpose, as compared to the retention purpose of restricted stock/restricted stock units. The Committee will, however, consider the amount and value of unvested restricted stock/restricted stock units, as further detailed below, in deciding whether to award restricted stock/restricted stock units instead of stock options/SARs as the equity portion of an employee’s compensation package.

The Committee emphasizes the retention incentives provided by restricted stock/restricted stock unit awards when evaluating our compensation program, and our compensation program is weighted in favor of long-term compensation over currently paid compensation for this reason.

In general, the compensation program used with respect to the Named Officers corresponds to that used with respect to other employees of EOG. Substantially all of EOG’s employees are eligible for annual bonuses and annual equity grants as well as most of the benefits available to the Named Officers described under “Components of Our Compensation Program — Other Compensation and Benefits” below. Our CEO’s compensation package, however, is more substantial than that of most employees, including the other Named Officers. The Committee determined that this difference was acceptable based on its comparison of the compensation packages awarded to the chief executive officers of EOG’s peer companies. At his request, the Committee has not increased Mr. Papa’s base salary since 2004. Instead, the Committee has adjusted Mr. Papa’s compensation by allocating a significant portion of his compensation to restricted stock units that vest over time, which provide additional retention incentives. As a result, Mr. Papa has received more restricted stock units than the other Named Officers.

Components of Our Compensation Program

The following discussion describes the components of our compensation program and explains why we choose to pay each component and how we determine the amount to be paid or delivered. Except as described above with respect to grants of stock options/SARs and restricted stock/restricted stock units, decisions regarding an increase or other adjustment of a particular component will not affect decisions regarding the other components. The Committee views each component of our compensation program as independent, since each component was selected for a specific purpose.

Base Salary

•	Purpose: Base salary is used to attract talented individuals and to reward individual performance.

•	How amount is determined:

•	Each Named Officer, other than Messrs. Garrison and Driggers, has entered into an employment agreement with EOG that provides for a minimum annual base salary during the term of the agreement. The terms of each Named Officer’s employment agreement are described under “Employment Agreements” below.

•	The amount of base salary that is paid above the specified minimum is determined by the Committee based upon a review of the salaries of similarly situated executive officers of our peer companies (adjusted for market capitalization).

•	Moreover, the base salaries of the Named Officers are adjusted from time to time to account for fluctuations in the average base salaries (adjusted for market capitalization) of similarly situated executive officers of our peer companies, to help ensure retention and to reward individual performance and contributions. As noted above and under “Employment Agreements” below, Messrs. Papa, Leiker and Thomas each have an employment agreement with us providing for a minimum annual base salary during the term of the agreement.

The following table presents the adjustments to the base salary of each of our Named Officers granted by the Committee at its third quarter 2008 meeting.

2008 Salary Adjustments

		Base Salary
		Effective
	Previous	September 1,	Percent
	Base Salary	2008	Increase
Name	($)	($)	(%)

Mark G. Papa(a)	$940,000	$940,000	0%
Loren M. Leiker(b)	$543,000	$575,000	5.9%
Gary L. Thomas(b)	$543,000	$575,000	5.9%
Robert K. Garrison(c)	$325,000	$345,000	6.2%
Timothy K. Driggers(d)	$310,000	$330,000	6.5%

(a)	At Mr. Papa’s request, Mr. Papa’s base salary has not been increased since 2004 in order to prevent his base salary from becoming further disproportionate in comparison to the rest of our employees. Instead, the Committee has adjusted Mr. Papa’s compensation by allocating a significant portion of his compensation to restricted stock units that vest over time.

(b)	The Committee determined that Messrs. Leiker and Thomas were doing an excellent job of running the day-to-day operations of EOG. The identified base salary increases were granted to reward Messrs. Leiker and Thomas for their outstanding performance.

(c)	The Committee determined that Mr. Garrison was contributing to the efforts of Messrs. Leiker and Thomas and was performing well in his position of Executive Vice President, Exploration.

(d)	The Committee determined that Mr. Driggers was doing an excellent job overseeing our accounting and finance functions.

Bonus — Cash (Non-Equity Incentive)

•	Purpose: Annual bonuses are paid to reward each individual’s contribution to the achievement of our pre-determined financial and operational goals. Subject to the Committee’s discretion, for annual bonuses equal to or greater than $5,000, eighty percent (80%) of each annual bonus award is typically paid in cash and the remaining twenty percent (20%) is typically delivered in restricted stock or, if the employee is 62 years old or older or will reach age 62 (our normal retirement age) prior to the vesting of the restricted stock, restricted stock units. The bonus award is allocated in this manner to provide an incentive to all employees, including the Named Officers, to remain at EOG, to place additional emphasis on our long-term strategy and to increase our focus on improving stockholder value.

•	How amount is determined:

•	A bonus target, which is payable in a combination of cash and equity, is set for each Named Officer either in such executive officer’s employment agreement or by the Committee, as applicable, and ranges from 60% to 100% of base salary, as detailed in the table below. The Committee may award bonuses above target levels to reward above-average company performance, to maintain a competitive position among our peer companies from a recruiting and retention viewpoint and to reward individual performance and contributions. Alternatively, if company or individual performance is poor, the Committee may, in its discretion, award bonuses below target levels or not award bonuses at all. Achievement by EOG above or below target levels generally affects all employees’ bonuses.

•	For 2008, the Committee determined the aggregate bonus pool to be 155% of target, based on overall company performance. Individual bonuses and award levels were then determined and delivered out of the pool, as described under “Compensation Committee Process” above. Please note that the bonus targets identified in the table below reflect amounts delivered in a combination of cash and equity. The Committee awarded annual bonuses totaling $5,212,103 to our Named Officers for 2008, which included a premium applied to the equity component of the bonuses as further detailed in the table below.

2008 Performance Bonus Awards and Opportunities

		Bonus	Cash Component		Equity Component
		Target	of Bonus		of Bonus			Total Bonus Value
	Current	(% of		(% of		Premium	After-Premium		(% of
Name	Salary ($)	Salary)	($)	Salary)	($)	Applied	Value ($)(a)	($)	Salary)

Mark G. Papa	$940,000	100%	$1,000,000	106%	$1,000,000	1.0	$999,971	$1,999,971	213%
Loren M. Leiker	$575,000	90%	$648,000	113%	$162,000	3.0	$486,035	$1,134,035	197%
Gary L. Thomas	$575,000	90%	$648,000	113%	$162,000	3.0	$486,035	$1,134,035	197%
Robert K. Garrison	$345,000	75%	$324,000	94%	$81,000	3.0	$243,040	$567,040	164%
Timothy K. Driggers	$330,000	60%	$232,000	70%	$58,000	2.5	$145,022	$377,022	114%

(a)	Reflects rounding to the next whole share of our Common Stock, except with respect to Mr. Papa due to the $2 million cap on individual bonuses (cash and equity combined) set forth in our Executive Officer Annual Bonus Plan.

•	In determining 2008 bonuses, the Committee considered the allocation between cash and restricted stock units in Mr. Papa’s previous bonus awards and noted that Mr. Papa’s base salary had not been increased since 2004. The Committee determined that a greater portion (as compared to prior years) of Mr. Papa’s bonus for 2008 should be delivered in restricted stock units for ongoing retention purposes. Due to the $2 million cap on individual bonuses (cash and equity combined) set forth in the Executive Officer Annual Bonus Plan, the Committee also determined that the premium that EOG typically applies to other executive and non-executive officer bonuses (see “Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)” below) would not apply to the restricted stock unit portion of Mr. Papa’s 2008 bonus.

•	In determining the actual bonus amount to be paid to each Named Officer, the Committee considers the Net Income Available to Common Stockholders goal set forth in our Executive Officer Annual Bonus Plan and described under “Accountability for Our Performance and Accountability for Individual Performance” above, and the amount of annual bonus paid in previous years. Our CEO reviews with the Committee each other Named Officer’s performance relative to the individual performance goals set by our CEO following his discussions with the respective Named Officer.

•	Our Executive Officer Annual Bonus Plan was approved by our stockholders in 2001. The performance goal necessary for payment of bonuses to our executive officers is the achievement of positive Net Income Available to Common Stockholders. This performance goal was achieved in 2008.

•	The Committee may adjust the bonus payable to a Named Officer above or below the target percentage based on its subjective evaluation of EOG’s achievement of certain pre-determined financial and operational goals. See “Accountability for Our Performance and Accountability for Individual Performance” above for discussion regarding these performance goals for 2008.

At the first Committee meeting of each year, management presents, and the Committee reviews and discusses, a performance report detailing our actual financial and operational results from the prior year and how these results compare with the performance goals set in the prior year. The Committee considers the achievement of these goals in its determination of the aggregate annual bonus pool, but it has the discretion to weigh the achievement or lack of achievement of the pre-determined goals as the Committee deems appropriate. The only goal that must be achieved for the annual bonus payout to our executive officers is a positive Net Income Available to Common Stockholders.

The Committee may also adjust the bonus payable to a Named Officer above or below the target percentage based on its subjective evaluation of the individual performance of the Named Officer. The bonuses paid for 2008 for each Named Officer were above their target percentage.

•	The maximum individual bonus for which any employee, including any Named Officer, is eligible during any calendar year is $2 million in cash and equity combined. This maximum is set forth in the Executive Officer Annual Bonus Plan.

Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)

•	Purpose: To the Committee, restricted stock/restricted stock units represent an award that must effectively be “re-earned” over time due to the five-year “cliff” vesting of such awards, and thus provide a retention component to our compensation program. Employees, including the Named Officers, who voluntarily terminate their employment with EOG lose all of the benefit the unvested restricted stock/restricted stock unit awards would eventually provide, and employees, including the Named Officers, who retire prior to age 62 lose all or part of the benefit the unvested restricted stock/restricted stock unit awards would eventually provide (see “Potential Payments Upon Termination of Employment or Change of Control — Payments Made Upon Retirement” below). The Committee also believes that providing a portion of the annual bonus in restricted stock/restricted stock units puts additional emphasis on our long-term strategy and increases focus on improving stockholder value.

•	How the number of shares of restricted stock/restricted stock units is determined:

•	As discussed above, subject to the Committee’s discretion, for annual bonuses equal to or greater than $5,000, including that of each Named Officer, twenty percent (20%) of each employee’s annual bonus award is typically delivered in restricted stock/restricted stock units with a premium of up to three times the amount of such equity portion. This premium, which is determined on a subjective basis, is applied to mitigate the risk of illiquidity and future declines in our stock price and to compensate for the five-year “cliff” vesting period of the restricted stock/restricted stock units. A “cliff” vesting period refers to a period, at the end of which the grant award vests in its entirety. As part of its philosophy, the Committee views higher restricted stock/restricted stock unit premiums as providing a greater retention incentive.

•	As noted under “Bonus — Cash (Non-Equity Incentive)” above, as a result of the Committee’s determination that a greater portion (as compared to prior years) of Mr. Papa’s bonus for 2008 should be delivered in restricted stock units for ongoing retention purposes and due to the $2 million cap on individual bonuses (cash and equity combined) set forth in the Executive Officer Annual Bonus Plan, a premium was not applied to the restricted stock unit portion of Mr. Papa’s 2008 bonus.

•	The percentage of the annual bonus award to be delivered in restricted stock/restricted stock units is at the Committee’s sole discretion.

•	Terms of restricted stock/restricted stock units:

•	Restricted stock/restricted stock units are awarded under our 2008 Plan and, prior to May 8, 2008, the effective date of the 2008 Plan, were awarded under our 1992 Stock Plan. All outstanding awards under the 1992 Stock Plan will continue to be governed by the terms and conditions of the 1992 Stock Plan.

•	Awards generally “cliff” vest five years from the date of grant. Under our 2008 Plan, except for grants to our Canadian employees (which must vest by December 31 of the third year following the year in which they are “earned” in order to avoid adverse tax consequences to the employee), awards of restricted stock/restricted stock units that vest more favorably than one-third each year or that have total vesting occurring in less than three years are limited to 5% of the shares authorized under the 2008 Plan. In addition, if we accelerate the exercisability of any stock option/SAR or waive the vesting period of any award under the 2008 Plan other than in connection with the death, disability or retirement of the award holder or a change in control of EOG, then, under our 2008 Plan, the shares of our Common Stock subject to such acceleration or waiver will be deducted from the 5% limit described above.

•	Restricted stock units are granted instead of restricted stock if the executive officer is 62 years old or older or will reach age 62 prior to the grant’s vesting date (age 62 being the age at which a “retirement” under the terms of the 2008 Plan does not require our approval), in order to avoid adverse tax consequences to the executive officer under the Code.

•	Restricted stock is subject to transferability restrictions during the applicable vesting period. Each recipient of restricted stock otherwise has the rights of a stockholder of EOG with respect to such shares of restricted stock during the applicable vesting period, including the right to vote the restricted stock. All dividends on unvested shares of restricted stock are not paid, but are credited to such holder for the future benefit of such holder. Upon the expiration of the applicable vesting period, unrestricted (vested) shares are delivered to the holder and all accumulated dividends attributable to the vested shares are paid to the holder. Any dividends on unvested restricted stock are forfeited in the same manner and at the same time as the respective shares of restricted stock to which they are attributable are forfeited.

Restricted stock units are similar in nature to restricted stock, except that in the case of a restricted stock unit, no shares of our Common Stock are actually transferred to a holder of a restricted stock unit until the expiration of the applicable vesting period. Accordingly, a holder of a restricted stock unit will not have the rights of a stockholder of EOG until shares of our Common Stock are transferred to the holder.

•	In accordance with the 2008 Plan and the 1992 Stock Plan, unvested restricted stock/restricted stock units shall vest or be forfeited upon termination of employment, based on the reasons for separation, as set forth in each grant agreement. See “Potential Payments Upon Termination of Employment or Change of Control” for a discussion of the termination provisions with respect to restricted stock/restricted stock unit grants.

•	Upon the date (1) a press release is issued announcing a pending stockholder vote or other transaction which, if approved or consummated, would constitute a change of control (as defined in the 2008 Plan or the 1992 Stock Plan, as appropriate) or (2) a tender offer or exchange is publicly announced or commenced which, if consummated, would constitute a change of control (as defined in the 2008 Plan or the 1992 Stock Plan, as appropriate), all restrictions placed on each unvested share of restricted stock or restricted stock unit shall lapse.

Stock Options/SARs

•	Purpose: Stock options and/or SARs are granted annually to align the Named Officers’ interests with those of our stockholders and to reward our Named Officers when stockholder value is increased.

•	How the number of stock options/SARs is determined:

•	Subject to the Committee’s discretion, we typically grant stock options/SARs to substantially all of our employees on an annual basis. In deciding whether to award stock options/SARs, the Committee considers overall company performance and peer group compensation data. Stock option/SAR grants to the Named Officers are made from the pool approved for all employees. The size of the pool is determined by reviewing (1) the current stock options/SARs outstanding as a percentage of our total shares outstanding and (2) the number of stock options/SARs granted per year as a percentage of our total shares outstanding, in each case versus that of our peer companies.

•	The size of the individual grant to each Named Officer is determined by reviewing the value of the grant versus the grants made to similarly situated executive officers by our peer companies and by reviewing individual performance, the level of retention incentives currently in place and previous years’ grants (not including realized gains from those grants). In comparing grants made to similarly situated executive officers by our peer companies, the Committee considers our peers’ relative stockholder returns to ours and adjusts the level of grants accordingly.

•	Under our 2008 Plan, no individual shall be granted more than 500,000 stock options or 500,000 SARs (in each case, plus the unused limit from the prior year) in any calendar year.

•	At its third quarter 2008 meeting, the Committee, in order to provide additional retention incentives to Mr. Papa with an equity instrument that does not involve elective decisions by Mr. Papa to sell shares, did not award any stock options or SARs to Mr. Papa, but instead determined that his annual equity grant for 2008 should consist entirely of restricted stock units. The annual equity grants for 2008 for the other Named Officers consisted of a combination of SARs (as incentive compensation) and restricted stock/restricted stock units (as retention-directed compensation).

•	Terms of stock options/SARs:

•	Stock options/SARs are awarded under our 2008 Plan and, prior to the effective date of the 2008 Plan, were awarded under our 1992 Stock Plan. All outstanding awards under the 1992 Stock Plan will continue to be governed by the terms and conditions of the 1992 Stock Plan.

•	The Committee’s general practice is for stock options/SARs granted under our 2008 Plan and 1992 Stock Plan to vest in 25% increments over four years and have an exercise price equal to the fair market value of our Common Stock on the date of grant. Under our 2008 Plan, if we accelerate the exercisability of any stock option/SAR other than in connection with the death, disability or retirement of the award holder or a change in control of EOG, then, under our 2008 Plan, the shares of our Common Stock subject to such acceleration will be deducted from the 5% limit under our 2008 Plan described above in the discussion of the terms of our restricted stock/restricted stock units (see “Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)” above).

•	Stock options/SARs are generally exercisable for seven years from the date of grant.

•	Beginning with the 2006 annual grants, we began using stock-settled SARs (i.e., that are settled in shares of our Common Stock) instead of traditional non-qualified stock options to lessen the dilutive impact of the grants on our stockholders.

•	Grant dates for stock option/SAR grants are typically set approximately two weeks after the date of the meeting of the Committee to allow time to allocate the pool of stock options/SARs to each employee. Grants for new hires are made on the first business day of the month following the date of hire.

•	In accordance with the 2008 Plan and the 1992 Stock Plan, unvested stock options/SARs shall vest and be fully exercisable or be forfeited upon termination of employment, based on the reasons for separation, as set forth in each grant agreement. See “Potential Payments Upon Termination of Employment or Change of Control” for a discussion of the termination provisions with respect to stock option/SAR grants.

•	Upon the date (1) a press release is issued announcing a pending stockholder vote or other transaction which, if approved or consummated, would constitute a change of control (as defined in the 2008 Plan or the 1992 Stock Plan, as appropriate) or (2) a tender offer or exchange is publicly announced or commenced which, if consummated, would constitute a change of control (as defined in the 2008 Plan or the 1992 Stock Plan, as appropriate), all restrictions placed on each unvested share of restricted stock or restricted stock unit shall lapse.

Restricted Stock/Restricted Stock Units

•	Purpose: Restricted stock/restricted stock units are issued periodically as a method of retention and to further align executive officer and stockholder interests. Restricted stock/restricted stock units also have been issued, and may be issued in the future, to the Named Officers as an inducement to enter into employment agreements or in recognition of significant achievements, such as the discovery of significant natural gas and crude oil reserves. As a retention mechanism, the Committee will award restricted stock/restricted stock units on a merit basis to maintain competitive compensation packages for valuable employees, including the Named Officers.

To the Committee, restricted stock/restricted stock units represent an award that must effectively be “re-earned” over time due to the five-year “cliff” vesting of such awards. Employees, including the Named Officers, who voluntarily terminate their employment with EOG lose all of the benefit the unvested restricted stock/restricted stock unit awards would eventually provide, and employees, including the Named Officers, who retire prior to age 62 lose all or part of the benefit the unvested restricted stock/restricted stock unit awards would eventually provide (see “Potential Payments Upon Termination of Employment or Change of Control — Payments Made Upon Retirement” below). Pursuant to this philosophy, the Committee reviews annually the current amount and value of unvested restricted stock/restricted stock units held by each executive officer, including the Named Officers. If the Committee determines that an executive officer does not have an amount of unvested restricted stock/restricted stock units sufficient to provide an incentive to remain at EOG, and if the Committee has determined that the individual should receive additional equity-based compensation, then the Committee will typically grant more compensation in restricted stock/restricted stock units than in stock options/SARs.

•	How the number of shares of restricted stock/restricted stock units is determined:

•	The Committee reviews the recruiting and retention conditions in the oil and gas industry and considers if additional long-term incentive awards are necessary for retention.

•	The Committee also reviews current levels of unvested restricted stock/restricted stock units for each of the Named Officers to ensure that an adequate number of unvested restricted stock/restricted stock units remain to promote the retention purpose of the restricted stock/restricted stock unit grants.

•	As noted above, in order to provide additional retention incentives to Mr. Papa, the Committee did not award any stock options or SARs to Mr. Papa, but instead determined that his annual equity grant for 2008 should consist entirely of restricted stock units. The annual equity grants for 2008 for the other Named Officers consisted of a combination of SARs (as incentive compensation) and restricted stock/restricted stock units (as retention-directed compensation).

•	Terms of restricted stock/restricted stock units:

•	See “Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)” above for a summary of the terms of our restricted stock/restricted stock units.

Post-Termination Compensation and Benefits

The components of our post-termination compensation and benefits, and the events that trigger those benefits, are discussed under “Potential Payments Upon Termination of Employment or Change of Control” below. Each Named Officer, other than Mr. Garrison, has a change of control agreement that provides benefits, in addition to our Change of Control Severance Plan that applies to all employees, because the Committee believes that the risk of job loss in connection with a change of control is higher for executive officers and the time necessary to secure appropriate new employment may be longer. In the event of a change of control of EOG, Mr. Garrison would be subject to the terms and conditions of our Change of Control Severance Plan.

The Committee believes that these change of control benefits are a retention device in a competitive market and believes that our Named Officers should be compensated if they (1) are involuntarily terminated after a change of control of EOG, (2) voluntarily terminate their employment with EOG under circumstances that constitute good reason or (3) other than with respect to Mr. Garrison, terminate their employment with EOG for any reason during the 30-day period beginning six months after a change of control, which the Committee believes is sufficient time to determine if there is potential for a long-term employment relationship with the acquiring company.

Other Compensation and Benefits

•	Deferral Plan.

•	To allow certain key employees, including the Named Officers, to reduce their current compensation, thereby reducing current taxable income, we maintain the EOG Resources, Inc. 409A Deferred Compensation Plan (formerly known as the EOG Resources, Inc. 1996 Deferral Plan) (“Deferral Plan”) under which a percentage of base salary, annual bonus and Savings Plan refunds resulting from excess deferrals in our Savings Plan may be deferred to a later specified date.

•	The Deferral Plan pays at-market mutual fund investment returns or treats deferrals as if they were invested in our Common Stock, based upon participant elections, and does not credit above-market or preferential earnings. EOG does not guarantee returns on deferrals or the principal amount of participants’ deferrals.

•	We may make contributions to the Deferral Plan on behalf of the Named Officers in the event of a reduction in benefits under our retirement plans due to either statutory and/or plan earnings limits or because the executive officer elects to defer salary into the Deferral Plan. These contributions (“Make Whole Contributions”) are intended to provide the entire contribution amount to the executive officer’s retirement accounts as if there were no statutory or other limitations.

•	Perquisite Allowances. Each Named Officer, other than Messrs. Garrison and Driggers, receives a perquisite allowance of 3% of his respective annual base salary to be used for certain enumerated items; Messrs. Garrison and Driggers each receive an annual perquisite allowance of $2,600. The perquisite allowance is not “grossed up” to account for income taxes. We provide a perquisite allowance rather than pay for perquisites on an individual basis to lessen the administrative burden of documentation for individual items. Named Officers do not have to submit reimbursement requests for the enumerated items and are able to select among various perquisites as they believe appropriate.

•	Employee Stock Purchase Plan. Each Named Officer has the opportunity to participate in the EOG Resources, Inc. Employee Stock Purchase Plan (“ESPP”) to the same extent as all other employees. The ESPP allows employees to purchase our Common Stock at a 15% discount, as of certain dates, with no commission or fees, subject to certain limitations specified in the ESPP.

•	Medical, Life, Disability and Retirement Plans. Each Named Officer participates in the same benefit plans available to all of our employees. We have no executive officer medical, life or disability plans, nor do we have supplemental retirement benefits for our executive officers, other than the Make Whole Contributions described above.

•	Sporting Event Tickets. We provide tickets to local sporting events for use by all employees. Executive officers, including the Named Officers, have first priority over use of these tickets. These items are included in the taxable income of the Named Officers based on their use, and include “gross ups” to account for income taxes.

•	Service Awards. Named Officers participate in our service award program that recognizes years of service provided to EOG to the same extent as all other employees.

•	Subsidized Parking. We offer subsidized parking to all of our employees in Houston, Texas. Income is imputed for the amount of the parking subsidy that exceeds the maximum allowable as a nontaxable fringe benefit under the Code. The imputed income is not grossed-up for income tax purposes.

Tax and Accounting Considerations

In setting the components of our compensation program, the Committee considers the impact of the following tax and accounting provisions:

•	Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the principal executive officer and the three most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Historically, we have structured the key component of our long-term incentive compensation in the form of stock option/SAR grants that comply with the statute. Our Executive Officer Annual Bonus Plan, discussed above, also complies with the statute. The Committee is committed to preserving the deductibility of compensation under Section 162(m) whenever practicable, but does grant awards that are non-deductible, such as restricted stock/restricted stock units, when it feels such grants are in the best interests of EOG and our stockholders.

•	Statement of Financial Accounting Standards (“SFAS”) No. 123(R). SFAS No. 123(R), issued by the Financial Accounting Standards Board, requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Our equity awards to the Named Officers are structured to comply with the requirements of SFAS No. 123(R) to maintain the appropriate equity accounting treatment.

•	Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our nonqualified deferred compensation plans and arrangements, including our Deferral Plan, executive officer employment agreements, change of control agreements, severance plans and agreements, and incentive plans, each to the extent they are subject to Section 409A, to be in compliance with Section 409A. We do not currently grant any discounted stock options to which Section 409A may apply.

•	Code Section 280G and Code Section 4999. We consider the impact of Sections 280G and 4999 of the Code in determining our post-termination compensation, and provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

SUMMARY COMPENSATION TABLE

The following table summarizes certain information regarding compensation paid or accrued during 2008, 2007 and 2006 to the Named Officers. No compensation information for 2006 is presented below for Messrs. Garrison and Driggers, as neither Mr. Garrison nor Mr. Driggers was a “named executive officer” (as defined in Item 402(a) of Regulation S-K promulgated under the Exchange Act) of EOG for 2006.

							Change in
							Pension Value
							and Nonqualified
					Stock	Non-Equity	Deferred
					Option/SAR	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(a)	($)(b)	($)(b)	($)(c)	($)(d)	($)(e)	($)

Mark G. Papa	2008	$940,000		$18,371,356	$2,732,158	$1,000,000		$395,842	$23,439,356
Chairman of the Board and	2007	940,000		6,209,693	3,970,420	1,500,000		415,926	13,036,039
Chief Executive Officer	2006	940,000		2,180,922	3,173,607	1,140,000		532,077	7,966,606
Loren M. Leiker	2008	$552,846		$1,292,011	$924,653	$648,000		$203,603	$3,621,113
Senior Executive Vice	2007	520,154		770,571	1,021,312	640,000		193,896	3,145,933
President, Exploration	2006	482,308		392,143	968,051	600,000		184,131	2,626,633
Gary L. Thomas	2008	$552,846		$1,475,725	$932,630	$648,000		$211,856	$3,821,057
Senior Executive Vice	2007	520,154		794,224	1,021,312	640,000		195,883	3,171,573
President, Operations	2006	482,308		392,143	968,051	600,000		186,003	2,628,505
Robert K. Garrison	2008	$331,154		$867,502	$381,477	$324,000		$142,210	$2,046,343
Executive Vice President, Exploration	2007	306,827		592,363	401,131	320,000		188,889	1,809,210
Timothy K. Driggers	2008	$316,154		$239,075	$236,192	$232,000		$72,179	$1,095,600
Vice President and Chief Financial Officer	2007	271,058		159,149	254,790	208,000		107,659	1,000,656

(a)	Amounts are reported as “Non-Equity Incentive Plan Compensation” since these cash amounts were awarded by the Committee under the Executive Officer Annual Bonus Plan. These awards are discussed in further detail above under “Components of Our Compensation Program — Bonus — Cash (Non-Equity Incentive)” above.

(b)	See Note 6 to the Consolidated Financial Statements included in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the valuation assumptions made. The equity component of the 2008 bonuses is described in footnote (c) below. As further described in footnote (c), because no amount is recognized in our financial statements for 2008 in respect of the equity component of the 2008 bonuses pursuant to SFAS No. 123(R), no amount in respect of the equity component of the 2008 bonuses is included in this column. The equity component of the 2008 bonuses that is recognized in our financial statements for 2009 pursuant to SFAS No. 123(R) will be included in the “Stock Awards” column for 2009 of the above table in next year’s proxy statement. Mr. Papa’s stock awards are expensed 100% upon grant as he is eligible for retirement.

(c)	The total amount awarded for 2008 to each of the Named Officers is as follows: Mr. Papa, $1,999,971; Mr. Leiker, $1,134,035; Mr. Thomas, $1,134,035; Mr. Garrison, $567,040; and Mr. Driggers, $377,022. Of the total amount awarded, the following amount of the 2008 bonus award was delivered in restricted stock/restricted stock units: Mr. Papa, $999,971; Mr. Leiker, $486,035; Mr. Thomas, $486,035; Mr. Garrison, $243,040; and Mr. Driggers, $145,022. Since (1) the grant of restricted stock/restricted stock units constituting the equity component of 2008 bonuses was made in 2009 and (2) pursuant to SFAS No. 123(R), no amount is recognized in our financial statements for 2008 in respect of such awards because, as of the previous year-end, the grant date and amounts of the grant had not yet been determined and, therefore, there was no “grant-date fair value” for the awards for purposes of SFAS No. 123(R), no amount in respect of the awards is included in the “Stock Awards” column for 2008 of the above table.

The total amount awarded for 2007 to each of the Named Officers is as follows: Mr. Papa, $1,999,920; Mr. Leiker, $1,120,006; Mr. Thomas, $1,120,006; Mr. Garrison, $560,064; and Mr. Driggers, $338,111. Of the total amount awarded, the following amount of the 2007 bonus award was delivered in restricted stock/restricted stock units: Mr. Papa, $499,920; Mr. Leiker, $480,006; Mr. Thomas, $480,006; Mr. Garrison, $240,064; and Mr. Driggers, $130,111. Since the grant of restricted stock/restricted stock units for the equity component of 2007 bonuses was made in 2008, it is not reflected in the above table for 2007; however, the dollar amount of such grant recognized for financial statement reporting purposes for 2008 in accordance with SFAS No. 123(R) is included in the amount shown for 2008 in the “Stock Awards” column.

The total amount awarded for 2006 to each of the Named Officers who were Named Officers in 2006 is as follows: Mr. Papa, $1,995,039; Mr. Leiker, $1,050,028; and Mr. Thomas, $1,050,028. Of the total amount awarded, the following amount of the 2006 bonus award was delivered in restricted stock/restricted stock units: Mr. Papa, $855,039; Mr. Leiker, $450,028; and Mr. Thomas, $450,028. Since the grant of restricted stock/restricted stock units for the equity component of 2006 bonuses was made in 2007, it is not reflected in the above table for 2006; however, the dollar amount of such grant recognized for financial statement reporting purposes for 2007 and 2008 in accordance with SFAS No. 123(R) is included in the amount shown for 2007 and 2008 in the “Stock Awards” column.

(d)	We maintain the Deferral Plan under which payment of base salary, annual bonus and Savings Plan refunds resulting from excess deferrals in our Savings Plan may be deferred to a later specified date. Since the Deferral Plan does not credit above-market or preferential earnings, no earnings have been reported.

(e)	All Other Compensation for 2008 consists of:

•	Matching contributions under the Savings Plan, our contributions on behalf of each employee to the Money Purchase Pension Plan and our contributions on behalf of each employee to the Deferral Plan as follows: Mr. Papa, $321,000; Mr. Leiker, $154,927; Mr. Thomas, $154,927; Mr. Garrison, $85,673; and Mr. Driggers, $59,300; and

•	Perquisites and other personal benefits consisting of (1) cash perquisite allowances for each of the Named Officers, including $28,200 for Mr. Papa; (2) flex dollars provided to each of the Named Officers to be used to pay for medical, dental, employee life and accidental death and dismemberment coverage on a pre-tax basis; (3) use of EOG’s sporting event tickets by Messrs. Papa, Leiker, Thomas and Garrison (including a gross-up for payment of taxes); (4) a service award to Mr. Thomas for 30 years of service to EOG; (5) payments to each of the Named Officers for vacation not taken in 2007; (6) reimbursement to Messrs. Papa, Leiker and Garrison for EOG-requested spouse travel (including a gross-up for payment of taxes); (7) imputed income for each Named Officer for the amount of our parking subsidy which exceeds the maximum allowable as a nontaxable fringe benefit under the Code; (8) cash awards made to each Named Officer (and all other EOG employees) in celebration of our stock price reaching $100 per share in 2008; and (9) reimbursement of relocation expenses to Mr. Garrison related to his move from Corpus Christi, Texas to Houston, Texas, totaling $28,925.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes certain information regarding grants made to each of the Named Officers during 2008 under any plan.

										All Other
										Stock
									All Other	Option/SAR
									Stock	Awards;	Exercise
									Awards;	Number of	or Base	Grant Date
						Estimated Future Payouts			Number of	Securities	Price of	Fair Value
			Estimated Future Payouts			Under Equity Incentive			Shares of	Underlying	Stock	of Stock
	Approval	Grant	Under Non-Equity Incentive Plan Awards			Plan Awards			Stock or	Stock	Option/SAR	and Stock
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options/SARs	Awards	Option/SAR
Name	(a)	(b)	($)	($)	($)	($)	($)	($)	(#)(c)	(#)(d)	($/Sh)	Awards($)(e)

Mark G. Papa	03/03/08	03/03/08							4,092			$499,920
	04/09/08	04/17/08							50,000			$6,598,000
	09/03/08	09/17/08							50,000			$4,440,500
Loren M. Leiker	03/03/08	03/03/08							3,929			$480,006
	04/09/08	04/17/08							15,000			$1,979,400
	09/03/08	09/17/08							5,000	15,000	$88.81	$923,791
Gary L. Thomas	03/03/08	03/03/08							3,929			$480,006
	04/09/08	04/17/08							15,000			$1,979,400
	09/03/08	09/17/08							5,000	15,000	$88.81	$923,791
Robert K. Garrison	03/03/08	03/03/08							1,965			$240,064
	04/09/08	04/17/08							7,500			$989,700
	09/03/08	09/17/08							2,875	8,625	$88.81	$531,180
Timothy K. Driggers	03/03/08	03/03/08							1,065			$130,111
	09/03/08	09/17/08							2,125	6,375	$88.81	$392,611

(a), (b)	Grant dates are set approximately two weeks after the approval date to allow time for individual managers to allocate the approved pool to employees. The Committee determines the grant amount for each Named Officer on the approval date to be granted on the same future grant date as other employees. The approval date and the grant date are the same for certain March 3, 2008 grants, as the individual recipients were known on the approval date.

(c)	All restricted stock/restricted stock units granted March 3, 2008 were in connection with the annual bonus for 2007. The bonus target (as a percentage of the Named Officer’s base salary) for 2007 for each Named Officer was as follows: Mr. Papa, 100%; Mr. Leiker, 90%; Mr. Thomas, 90%; Mr. Garrison, 75%; and Mr. Driggers, 60%. The premium applied to the equity component of each Named Officer’s bonus for 2007 was as follows: Mr. Papa, 1.0; Mr. Leiker, 3.0; Mr. Thomas, 3.0; Mr. Garrison, 3.0; and Mr. Driggers, 2.5. As a result of a portion of each Named Officer’s bonus for 2007 being delivered in restricted stock/restricted stock units as discussed above under “Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive),” the Named Officers received the following shares of restricted stock/restricted stock units: Mr. Papa, 4,092; Mr. Leiker, 1,310; Mr. Thomas, 1,310; Mr. Garrison, 655; and Mr. Driggers, 426. As a result of the application of the premium to the equity component of each Named Officer’s bonus for 2007 as discussed above under “Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive),” the Named Officers received the following additional shares of restricted stock/restricted stock units: Mr. Papa, 0; Mr. Leiker, 2,619; Mr. Thomas, 2,619; Mr. Garrison, 1,310; and Mr. Driggers, 639. For a discussion of our rationale for the premium applied to the equity component of annual bonuses, see “Components of Our Compensation Program — Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)” above.

The grant date fair value of the restricted stock/restricted stock units granted March 3, 2008 plus the 2007 Non-Equity Incentive Plan Compensation in the “Summary Compensation Table” above represent the total value delivered for the 2007 annual bonus for each Named Officer. The maximum individual bonus (cash and equity combined) that any employee, including the Named Officers, may receive annually is $2 million. This cap is set forth in the Executive Officer Annual Bonus Plan. Restricted stock/restricted stock units vest five years from the date of grant. For further information, see “Components of Our Compensation Program — Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive) — Terms of restricted stock/restricted stock units” above.

The April 2008 grants of restricted stock/restricted stock units to Messrs. Papa, Leiker, Thomas and Garrison were made by the Committee in recognition of these Named Officers’ respective contributions in identifying and/or executing significant new oil and gas exploration and development projects.

(d)	Stock options/SARs awarded to the other Named Officers vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.

(e)	The grant date fair value of each stock option/SAR grant is estimated using the Hull-White II binomial option pricing model. The assumptions used for the SARs awarded to the Named Officers on September 17, 2008 are a dividend yield of 0.6%, expected volatility of 38.6%, a risk-free interest rate of 2.55% and a weighted-average expected life of 5.4 years. Based on the Hull-White II binomial option pricing model, using the above assumptions, the value of the SARs granted to the Named Officers was $31.98 per share. The actual value, if any, a recipient may realize will depend on the excess of our stock price over the exercise price on the date the SARs are exercised. The grant date fair value for the restricted stock/restricted stock units granted March 3, 2008 was $122.17 per share, April 17, 2008 was $131.96 per share and September 17, 2008 was $88.81 per share.

EMPLOYMENT AGREEMENTS

Messrs. Papa, Leiker and Thomas have each entered into an employment agreement with us. The material terms of the employment agreements are described below, other than the provisions regarding termination and compensation upon termination, which are described under “Potential Payments Upon Termination of Employment or Change of Control” below.

Mr. Papa, under his employment agreement effective as of June 15, 2005, currently serves as our Chairman of the Board and Chief Executive Officer at a minimum annual base salary of $940,000 and a target annual bonus of 100% of his annual base salary. The bonus may be delivered in a combination of cash and/or equity awards, as determined by the Committee. As a long-term incentive, Mr. Papa is also eligible to receive grants under our 2008 Plan or such other equity compensation plans established from time to time by us, consistent with similarly situated executive officers. Effective March 16, 2009, the term of Mr. Papa’s employment agreement was extended until May 31, 2012. As an inducement to sign the extension, Mr. Papa was granted 75,000 restricted stock units under our 2008 Plan. After May 31, 2012, his employment agreement will be automatically renewed annually for successive one-year terms unless we or Mr. Papa provides a 120-day notice of intent not to renew. In the event Mr. Papa’s employment agreement is not renewed pursuant to such notice and he remains employed by EOG beyond the expiration of the term of his employment agreement, including any renewals, Mr. Papa’s employment shall convert to a month-to-month relationship terminable at any time by either EOG or Mr. Papa for any reason.

Mr. Leiker, under his employment agreement effective as of June 15, 2005, currently serves as our Senior Executive Vice President, Exploration at an annual base salary of $575,000 and a target annual bonus of 90% of his annual base salary. The bonus may be delivered in a combination of cash and/or equity awards, as determined by the Committee. As a long-term incentive, Mr. Leiker is also eligible to receive grants under our 2008 Plan or such other equity compensation plans established from time to time by us, consistent with similarly situated executive officers. Effective March 16, 2009, the term of Mr. Leiker’s employment agreement was extended until May 31, 2012 and the minimum annual base salary set forth in his employment agreement was increased from $445,000 to $575,000 (Mr. Leiker’s current annual base salary). As an inducement to sign the extension, Mr. Leiker was granted 25,000 shares of restricted stock under our 2008 Plan. After May 31, 2012, his employment agreement will be automatically renewed annually for successive one-year terms unless we or Mr. Leiker provides a 120-day notice of intent not to renew. In the event Mr. Leiker’s employment agreement is not renewed pursuant to such notice and he remains employed by EOG beyond the expiration of the term of his employment agreement, including any renewals, Mr. Leiker’s employment shall convert to a month-to-month relationship terminable at any time by either EOG or Mr. Leiker for any reason.

Mr. Thomas, under his employment agreement effective as of June 15, 2005, currently serves as our Senior Executive Vice President, Operations at an annual base salary of $575,000 and a target annual bonus of 90% of his annual base salary. The bonus may be delivered in a combination of cash and/or equity awards, as determined by the Committee. As a long-term incentive, Mr. Thomas is also eligible to receive grants under our 2008 Plan or such other equity compensation plans established from time to time by us, consistent with similarly situated executive officers. Effective March 16, 2009, the term of Mr. Thomas’s employment agreement was extended until May 31, 2012 and the minimum annual base salary set forth in his employment agreement was increased from $445,000 to

$575,000 (Mr. Thomas’s current annual base salary). As an inducement to sign the extension, Mr. Thomas was granted 25,000 restricted stock units under our 2008 Plan. After May 31, 2012, his employment agreement will be automatically renewed annually for successive one-year terms unless we or Mr. Thomas provides a 120-day notice of intent not to renew. In the event Mr. Thomas’s employment agreement is not renewed pursuant to such notice and he remains employed by EOG beyond the expiration of the term of his employment agreement, including any renewals, Mr. Thomas’s employment shall convert to a month-to-month relationship terminable at any time by either EOG or Mr. Thomas for any reason.

The employment agreements of each of Messrs. Papa, Leiker and Thomas contain confidentiality obligations that generally specify, among other things, that all information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by the Named Officer during his employment at EOG that relate to our business, products or services are our sole and exclusive property. In addition, as part of the consideration for the compensation and benefits payable under the employment agreements, the employment agreements each provide that the Named Officer shall not compete with EOG in certain geographic areas and markets for a period that extends until the earlier of (1) the expiration of the term of the employment agreement or (2) one year after the Named Officer’s employment is terminated, other than as a result of a voluntary termination by the Named Officer. If the Named Officer voluntarily terminates his employment during the term of his employment agreement, then his non-competition obligations extend for one year following the termination. The extension to Mr. Papa’s employment agreement described above also contains an early termination provision that allows Mr. Papa to retire at any time after he reaches age 65, with the consent of our Board (which retirement would be considered a voluntary termination under his employment agreement), and that further provides, in such case, that his non-competition obligations to EOG under his employment agreement would expire immediately and we would have no further obligations to Mr. Papa under his employment agreement.

MATERIAL TERMS OF PLAN-BASED AWARDS

The vesting schedule of all stock options/SARs and restricted stock/restricted stock units awarded to the Named Officers is described under footnotes (c) and (d) to the “Grants of Plan-Based Awards Table” above. In accordance with the terms of our 2008 Plan and 1992 Stock Plan, no dividends or other distributions will be delivered on unvested shares of restricted stock/restricted stock units, but the value of any dividends or distributions declared on our Common Stock will be credited by us to the account of the Named Officer (with no interest) with respect to those unvested shares or units. When a portion of the restricted stock/restricted stock units vests, we will deliver the accumulated dividends or distributions to the respective Named Officer in cash. The value of dividends and distributions are forfeited under the same circumstances that the restricted stock/restricted stock units are forfeited (please refer to “Compensation Discussion and Analysis — Components of Our Compensation Program — Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)” above for a discussion of such forfeiture). At no time during 2008 were any outstanding awards re-priced or otherwise modified. Moreover, there are no performance-based or market-based conditions applicable to any of the awards described above, except to the extent that restricted stock/restricted stock units are granted as equity incentive compensation under the Executive Officer Annual Bonus Plan.

SALARY AND BONUS IN PROPORTION TO TOTAL COMPENSATION

The Committee reviews the aggregate of the base salary and annual bonus for each of our Named Officers and compares such totals to the corresponding amounts paid to similarly situated executive officers of our peer companies (taking into consideration their market capitalization compared to EOG’s market capitalization). Under our compensation program, the value of the combined base salary and annual bonus for each of our Named Officers is approximately 19% to 48% of their total respective compensation, which is generally less than the corresponding percentages of base salary and annual bonus compensation paid to similarly situated executive officers of a majority of our peer companies. The Committee has determined that this weighted proportion is in the best interests of EOG because it is consistent with the Committee’s belief that our compensation program should be tied in part to our stock price performance so as to align our Named Officers’ interests with those of our stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes certain information regarding unexercised stock options/SARs and unvested shares of restricted stock/restricted stock units outstanding as of December 31, 2008 for each of the Named Officers.

	Stock Option/SAR Awards						Stock Awards
											Equity
				Equity							Incentive
				Incentive						Equity	Plan
				Plan						Incentive	Awards:
				Awards:						Plan Awards:	Market or
				Number of						Number of	Payout Value
	Number of	Number of		Securities						Unearned	of Unearned
	Securities	Securities		Underlying			Number of		Market Value	Shares, Units	Shares, Units
	Underlying	Underlying		Unexercised	Stock		Shares or		of Shares or	or Other	or Other
	Unexercised	Unexercised		Unearned	Option/SAR	Stock	Units of Stock		Units of Stock	Rights that	Rights that
	Stock	Stock		Stock	Exercise	Option/SAR	that Have		that Have	Have Not	Have Not
	Options/SARs	Options/SARs		Options/SARs	Price	Expiration	Not Vested		Not Vested	Vested	Vested
Name	Exercisable (#)	Unexercisable (#)		(#)	($)	Date	(#)		($)	(#)	($)

Mark G. Papa	300,000				$19.50	08/06/13	319,866(e	)	$21,296,678
	123,750	41,250	(a)		62.98	08/15/12
	200,000				60.99	09/20/13
Loren M. Leiker	20,000				$17.68	07/31/11	93,564(f	)	$6,229,491
	48,000				16.83	08/07/12
	80,000				19.50	08/06/13
	41,250	13,750	(a)		62.98	08/15/12
	32,500	32,500	(b)		60.99	09/20/13
	3,125	9,375	(c)		73.83	09/20/14
		15,000	(d)		88.81	09/17/15
Gary L. Thomas	48,000				$16.41	08/08/10	93,564(f	)	$6,229,491
	100,000				17.68	07/31/11
	120,000				16.83	08/07/12
	100,000				19.50	08/06/13
	41,250	13,750	(a)		62.98	08/15/12
	32,500	32,500	(b)		60.99	09/20/13
	3,125	9,375	(c)		73.83	09/20/14
		15,000	(d)		88.81	09/17/15
Robert K. Garrison	10,000				$17.68	07/31/11	71,909(g	)	$4,787,701
	34,000				17.54	08/07/12
	32,000				20.44	08/06/13
	18,750	6,250	(a)		62.98	08/15/12
	12,500	12,500	(b)		60.99	09/20/13
	1,875	5,625	(c)		73.83	09/20/14
		8,625	(d)		88.81	09/17/15
Timothy K. Driggers	3,500	3,500	(a)		$62.98	08/15/12	19,743(h	)	$1,314,489
	7,500	7,500	(b)		60.99	09/20/13
	1,250	3,750	(c)		73.83	09/20/14
		6,375	(d)		88.81	09/17/15

(a)	The unexercisable stock options/SARs vest one hundred percent August 15, 2009.

(b)	The unexercisable stock options/SARs vest fifty percent September 20, 2009 and fifty percent September 20, 2010.

(c)	The unexercisable stock options/SARs vest in one-third increments on September 20, 2009, September 20, 2010 and September 20, 2011.

(d)	The unexercisable stock options/SARs vest in twenty-five percent increments on September 17, 2009, September 17, 2010, September 17, 2011 and September 17, 2012.

(e)	The unvested restricted stock units vest as follows: 38,020 units on February 24, 2009; 24,857 units on March 11, 2010; 14,981 units on March 8, 2011; 75,000 units on February 26, 2012; 12,916 units on March 6, 2012; 50,000 units on September 20, 2012; 4,092 units on March 3, 2013; 50,000 units on April 17, 2013; and 50,000 units on September 17, 2013. Of the unvested units, 94,866 units were granted in connection with annual bonuses.

(f)	The unvested restricted stock/restricted stock units vest as follows: 10,140 units on February 24, 2009; 7,943 units on March 11, 2010; 6,421 units on March 8, 2011; 30,000 shares/units on February 26, 2012; 6,798 shares/units on March 6, 2012; 8,333 shares/units on September 20, 2012; 3,929 shares/units on

March 3, 2013; 15,000 shares/units on April 17, 2013; and 5,000 shares/units on September 17, 2013. Of the unvested shares/units, 35,231 shares/units were granted in connection with annual bonuses.

(g)	The unvested restricted stock/restricted stock units vest as follows: 10,420 units on February 24, 2009; 4,000 shares on August 3, 2009; 4,586 units on March 11, 2010; 1,000 shares on August 15, 2010; 2,890 units on March 8, 2011; 3,500 shares on September 20, 2011; 25,000 shares on February 26, 2012; 3,173 shares on March 6, 2012; 5,000 shares on September 20, 2012; 1,965 shares on March 3, 2013; 7,500 shares on April 17, 2013; and 2,875 shares on September 17, 2013. Of the unvested shares/units, 23,034 shares/units were granted in connection with annual bonuses.

(h)	The unvested restricted stock/restricted stock units vest as follows: 1,846 units on February 24, 2009; 2,000 shares on August 3, 2009; 1,071 units on March 11, 2010; 1,500 shares on August 15, 2010; 1,124 units on March 8, 2011; 1,500 shares on December 4, 2011; 1,179 shares on March 6, 2012; 3,000 shares on July 1, 2012; 3,333 shares on September 20,2012; 1,065 shares on March 3, 2013; and 2,125 shares on September 17, 2013. Of the unvested shares/units, 6,285 shares/units were granted in connection with annual bonuses.

STOCK OPTION/SAR EXERCISES AND
RESTRICTED STOCK/RESTRICTED STOCK UNITS VESTED TABLE

The following table summarizes certain information regarding exercises of stock options/SARs and vesting of restricted stock/restricted stock units during 2008 for each of the Named Officers.

			Restricted Stock/Restricted Stock
	Stock Option/SAR Awards		Unit Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Mark G. Papa	677,500	$69,671,163	230,151	$18,464,779
Loren M. Leiker	22,500	$1,414,238	25,374	$2,083,594
Gary L. Thomas	22,500	$1,414,238	25,374	$2,083,594
Robert K. Garrison	7,500	$471,863	2,016	$202,648
Timothy K. Driggers	12,500	$755,473	6,270	$617,560

PENSION BENEFITS

We currently have no defined benefit pension plans covering any of the Named Officers.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides certain information regarding the deferral of compensation by our Named Officers under our Deferral Plan. The Deferral Plan is our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified.

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contributions	Contributions	(Loss) in	Withdrawals/	Aggregate
	in 2008	in 2008	2008	Distributions	Balance at 2008
Name	($)(a)	($)(b)	($)(c)	($)	Year End ($)(d)

Mark G. Papa	$45,000	$239,750	$(1,014,164)		$2,730,358
Loren M. Leiker	$0	$116,023	$(977,260)		$1,240,573
Gary L. Thomas	$30,000	$116,023	$(855,773)		$996,873
Robert K. Garrison	$0	$48,255	$(527,913)		$883,055
Timothy K. Driggers	$13,000	$16,908	$(57,424)		$163,574

(a)	One hundred percent (100%) of these amounts are reported in the “Salary” column (for 2008) of the “Summary Compensation Table” above. The amount invested in a phantom stock account for each of the Named Officers is: Mr. Papa, $0; Mr. Leiker, $0; Mr. Thomas, $30,000; Mr. Garrison, $0; and Mr. Driggers, $0.

(b)	One hundred percent (100%) of these amounts are reported in the “All Other Compensation” column (for 2007) of the “Summary Compensation Table” above. The amount invested in a phantom stock account for each of the Named Officers is: Mr. Papa, $0; Mr. Leiker, $0; Mr. Thomas, $116,023; Mr. Garrison, $0; and Mr. Driggers, $0.

(c)	Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, these amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (for 2008) of the “Summary Compensation Table” above.

(d)	The amount of the aggregate balance as of December 31, 2008 that has been contributed by the Named Officer and shown as compensation in the “Summary Compensation Table” for previous years for each of the Named Officers (other than Messrs. Garrison and Driggers) is: Mr. Papa, $951,375; Mr. Leiker, $1,041,875; and Mr. Thomas, $844,363. The amount of the aggregate balance as of December 31, 2008 that has been contributed by EOG and shown as compensation in the “Summary Compensation Table” for previous years for each of the Named Officers (other than Messrs. Garrison and Driggers) is: Mr. Papa, $1,475,251; Mr. Leiker, $553,543; and Mr. Thomas, $578,970. The amount of the aggregate balance as of December 31, 2008 invested in a phantom stock account and shown as compensation in the “Summary Compensation Table” for previous years for each of the Named Officers (other than Messrs. Garrison and Driggers) is: Mr. Papa, $628,532 (9,440 shares); Mr. Leiker, $0; and Mr. Thomas $150,782 (2,265 shares).

Messrs. Garrison and Driggers were not “named executive officers” (as defined in Item 402(a) of Regulation S-K promulgated under the Exchange Act) prior to 2007 and, accordingly, are not shown in the “Summary Compensation Table” for years prior to 2007. The amount of the aggregate balance as of December 31, 2008 for Messrs. Garrison and Driggers that has been contributed by Messrs. Garrison and Driggers is $784,185 and $126,610, respectively. The amount of the aggregate balance as of December 31, 2008 for Messrs. Garrison and Driggers that has been contributed by EOG is $167,037 and $52,384, respectively. The amount of the aggregate balance as of December 31, 2008 for Messrs. Garrison and Driggers that has been invested in a phantom stock account is $274,388 (4,121 shares) and $0, respectively.

Under our Deferral Plan, each Named Officer can elect to defer up to 50% of his base salary, up to 100% of the cash portion of his annual bonus award and/or Savings Plan refunds resulting from excess deferrals in our Savings Plan. Deferral elections are irrevocable and must be made prior to the first day of the calendar year during which the compensation would be earned.

Deferrals are invested into either (1) a flexible deferral account, in which deferrals are treated as if they had been invested into various investment funds as directed by the participant, in which returns vary based on the performance of the funds; or (2) a phantom stock account, in which deferrals are treated as if they had purchased our

Common Stock at the closing price on the date such deferred compensation would otherwise had been paid, and include reinvestment of dividends.

Participants in the Deferral Plan may elect a lump-sum payout or annual installment payout for up to 15 years following their separation from service, disability or death. If a participant elects to defer funds into a phantom stock account, distributions will be made in shares of our Common Stock. A participant may also elect to receive his account balance in a lump sum upon a change of control of EOG (as defined in the Deferral Plan).

A participant may receive an in-service distribution in the following ways:

•	through a special deferral account, under which distribution of all or a part of a participant’s account balance can be made over a period of one to five years beginning after the first anniversary of the election; or

•	through a hardship distribution, in which the Board committee responsible for administering the plan (in its sole discretion) grants the participant’s request for a distribution based on unforeseeable circumstances causing urgent and severe financial hardship for the participant.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

If a Named Officer is terminated other than as a result of a change of control, the terms of his employment agreement, if any, described below would govern any payments received. As noted above, each of our Named Officers, other than Messrs. Garrison and Driggers, has entered into an employment agreement with us.

If a change of control occurs and a Named Officer is terminated, the terms of each Named Officer’s Amended and Restated Change of Control Agreement, along with our retention bonus plan described under “Payments Made Upon a Change of Control — Retention Bonus Plan” below, govern any payments received. Each of our Named Officers, other than Mr. Garrison, has entered into an Amended and Restated Change of Control Agreement with us. In a change of control event, Mr. Garrison would be subject to the terms and conditions of our Change of Control Severance Plan, which is applicable to all employees.

Payments Made Upon Termination Under Employment Agreements

The employment agreement for each Named Officer who has entered into an employment agreement with EOG is generally described under “Employment Agreements” above. The following describes payments to be received under the employment agreements in the event of termination of employment for the specified reason. In each case, the Named Officer shall remain entitled to receive any compensation and benefits earned and accrued as of the termination date and as provided in the applicable plan document or grant agreement.

Involuntary Termination

Under each employment agreement, the following constitute an “involuntary termination”:

•	with respect to the CEO, termination at the discretion of the Board, and with respect to the other Named Officers, termination at the discretion of management, in each case for any reason other than for cause, prior to the expiration of the term of the agreement; or

•	termination by the Named Officer as a result of a material breach of the agreement by EOG that remains uncorrected for 30 days following written notice of such breach.

The “Potential Payments Upon Termination or Change of Control Table” below describes payments to be made under the employment agreements of Messrs. Papa, Leiker and Thomas.

Voluntary Termination

Each Named Officer has the right under his employment agreement to terminate the agreement prior to the end of the term for any reason. If the Named Officer chooses to terminate his employment voluntarily, he will be entitled only to base salary and any other compensation and benefits earned and payable through the termination date. He will not be entitled to any bonus or other incentive compensation not yet paid as of the termination date.

Cause

If the Named Officer is terminated for cause, as determined by the Board, he will be entitled only to base salary and any other compensation and benefits earned and payable through the termination date. He will not be entitled to any bonus or other incentive compensation not yet paid as of the termination date.

Incapacity or Death

If the Named Officer becomes incapacitated or dies, he or his estate, as the case may be, will be entitled only to base salary and benefits earned and payable through the termination date. He or his estate, as the case may be, will not be entitled to any bonus or other incentive compensation not yet paid as of the termination date. He or his estate, as the case may be, will also receive benefits in accordance with any of our applicable disability or life insurance plans to the same extent as any employee.

Payments Made Upon Termination Under EOG Resources, Inc. Severance Pay Plan

Messrs. Garrison and Driggers are subject to the terms and conditions of the EOG Resources, Inc. Severance Pay Plan (“Severance Pay Plan”). The following describes payments to be received under such plan in the event of termination of employment for the specified reason.

Involuntary Termination

Unless otherwise declared ineligible, employees who are terminated by EOG other than for cause may receive lump-sum severance payments. The amount of the lump-sum severance payment will be determined by management, but may not exceed 52 weeks of base pay.

Voluntary Termination

An employee who voluntarily terminates employment with EOG is not eligible for severance pay.

Cause

Employees terminated for cause are not eligible for severance pay. An employee may generally receive two weeks of annual base salary, however, if the employee returns to EOG a properly executed waiver and release of claims following termination.

Incapacity or Death

Termination of employment by reason of incapacity or death is not covered by the Severance Pay Plan.

Payments Made Upon Retirement

Retirement at or After Age 62

Retirement is not addressed in any Named Officer’s employment agreement. Thus, in the event a Named Officer retires at or after age 62, he would be entitled to the same benefits as any other retiring employee, including benefits under our plans described under “Retirement Plans” below. In addition, in accordance with the terms of the applicable plan and grant agreements, upon any employee’s retirement at or after age 62,

•	all restrictions on restricted stock units lapse and the shares are released six months after the retirement date; and

•	all unvested stock options/SARs become 100% vested on the date of retirement.

Early Retirement and Involuntary Termination (Not for Cause) at or After Age 55

Early retirement is also not addressed in any Named Officer’s employment agreement. Thus, in the event a Named Officer chooses to retire at or after age 55 but prior to age 62 and the retirement is designated in writing by us as a “Company-approved retirement prior to age 62,” he would be entitled to the same benefits as any other employee whose retirement was designated as a “Company-approved retirement prior to age 62,” including benefits under our plans described under “Retirement Plans” below. Each Named Officer is eligible for early retirement upon reaching the age of 55 and completing five years of service with EOG. In order to be designated a “Company-approved retirement prior to age 62,” the employee must agree to enter into a six-month non-competition agreement with us. In addition to benefits under the plans described below and in accordance with the terms of the applicable plan and grant agreements, upon any employee’s Company-approved retirement at or after age 55 but prior to age 62,

•	restrictions will lapse six months following the effective date of an EOG-approved retirement on 100% of the restricted stock/restricted stock units granted prior to February 23, 2005;

•	for grants made on or after February 23, 2005, restrictions will lapse six months following the effective date of an EOG-approved retirement on 20% of the restricted stock/restricted stock units for each whole year that has passed since the grant date; and

•	all unvested stock options/SARs become 100% vested six months following the effective date of an EOG-approved retirement,

in each case, provided that all provisions of the employee’s non-competition agreement are satisfied.

In the event a Named Officer is eligible for early retirement but is involuntarily terminated by EOG other than for cause, such termination will be treated as a “Company-approved retirement prior to age 62,” in which case the Named Officer must agree to enter into a six-month non-competition agreement. Upon satisfactory completion of the six-month non-competition period, the Named Officer will receive the benefits described above as well as the severance benefits described for such Named Officer in the “Potential Payments Upon Termination or Change of Control Table” below.

In the event a Named Officer elected retirement or early retirement prior to the expiration of the term of his employment agreement, it would be considered a “Voluntary Termination” under his employment agreement. In the event of a “Voluntary Termination,” the non-competition obligations of each Named Officer subject to an employment agreement will extend until the earlier of one year following the date of the termination or the expiration of the term of their respective employment agreement. In accordance with our policy on “Company-approved retirement prior to age 62,” the Named Officers will receive the benefits described above upon the satisfaction of the six-month non-competition agreement entered into at the time of early retirement, but, to the extent subject to an employment agreement, will remain subject to the full term of the non-competition provision of their respective employment agreement.

Retirement Plans

We maintain our Savings Plan, a defined contribution plan that qualifies under Section 401(a) of the Code, under which we currently match 100% of an employee’s pre-tax contributions up to 6% of the employee’s annual base salary, subject to statutory limits.

We also maintain our Money Purchase Pension Plan, a non-contributory defined contribution plan, that qualifies under Section 401(a) of the Code, under which we contribute 3% to 9%, depending on an employee’s annual base salary and bonus (prior to the application of the premium discussed above under “Bonus — Restricted Stock/Restricted Stock Units (Equity Incentive)”), depending on the employee’s age and years of service with EOG, subject to statutory limits. In 2008, the contribution percentage for each of the Named Officers was 9%, except for Mr. Driggers for whom the contribution percentage was 7%.

In addition, we may provide Make Whole Contributions to the Named Officers pursuant to the Deferral Plan.

Payments Made Upon a Change of Control

In the event of a change of control of EOG, each Named Officer is entitled to benefits under the following plans and agreements. In addition to the payments described below, in each circumstance upon the announcement of a change of control and in accordance with the applicable plans and grant agreements, 100% of outstanding stock options/SARs will vest and be fully exercisable and all restrictions on restricted stock/restricted stock units will lapse.

Change of Control Agreements

Effective June 2005, each Named Officer, other than Mr. Garrison, entered into an Amended and Restated Change of Control Agreement. Under the Amended and Restated Change of Control Agreements, “change of control” is defined as:

•	the acquisition by any person of beneficial ownership of 20% or more of either (A) the then-outstanding shares of our Common Stock or (B) the combined voting power of our then-outstanding voting securities (“Voting Securities”) entitled to vote generally in the election of directors; provided, however, that the following acquisitions will not constitute a change of control: (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan sponsored by us or our affiliates, (4) any acquisition by any corporation that complies with subclauses (A), (B) and (C) of the third bullet point below or (5) an acquisition by a Qualified Institutional Investor (as defined in the Amended and Restated Change of Control Agreement);

•	individuals who constituted the Board as of May 3, 2005 (“Incumbent Director”) ceasing for any reason to constitute at least a majority of the Board, provided that any individual who becomes a director after May 3, 2005 shall be deemed to be an Incumbent Director if their election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the then-Incumbent Directors (except in certain circumstances);

•	consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of the assets or stock of another entity (“Business Combination”), other than a Business Combination (A) which would result in all or substantially all of the persons that were beneficial owners of our Common Stock and Voting Securities outstanding immediately prior to the Business Combination continuing to beneficially own more than 60% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to the Business Combination, (B) in which no person is or becomes the beneficial owner of 20% or more of the then-outstanding shares of our Common Stock or the combined voting power of our then-outstanding Voting Securities, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of our Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•	approval by our stockholders of a complete liquidation or dissolution of EOG.

Under the Amended and Restated Change of Control Agreements, if a Named Officer’s employment is terminated within two years after a change of control:

•	by us for any reason (other than for cause or by reason of death, disability or retirement);

•	by the Named Officer under circumstances defined in the agreement as “good reason”; or

•	by the Named Officer for any reason during the 30-day period beginning six months after a change of control;

then, the Named Officer will receive:

•	the Named Officer’s base salary and compensation for earned but unused vacation time accrued through the termination date but not previously paid to the Named Officer;

•	a severance benefit of 2.99 times his annual base salary plus two times his target annual bonus, each as in effect immediately prior to the change of control or, if increased, immediately prior to the termination date, whichever is greater;

•	Money Purchase Pension Plan contributions and Savings Plan matching amounts that would have been made if the Named Officer had continued to be employed for three years following the date of termination and, in the case of the Savings Plan matching amounts, assuming that the Named Officer had continued to contribute to the Savings Plan during such three-year period at their then-current contribution level;

•	up to three years of uninterrupted participation in our medical and dental plans from time to time then in effect;

•	an additional three years of age and service credits for eligibility in our retiree medical coverage;

•	outplacement services, not to exceed $50,000; and

•	reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

If a Named Officer’s employment is terminated within two years of a change of control for cause or as a result of death, disability or retirement, the Named Officer will be entitled only to base salary and any other compensation and benefits earned and payable through the termination date.

Change of Control Severance Plan

Mr. Garrison has not entered into a change of control agreement with EOG. In the event of a change of control, Mr. Garrison would be subject to the terms and conditions of our Change of Control Severance Plan, which is applicable to all employees that are classified either as regular full-time or regular part-time employees and not covered under any collective bargaining agreement with us or our affiliates. Pursuant to such plan, an eligible employee who is involuntarily terminated on or within two years after a change of control would receive a severance payment equal to the greater of (A) six months base pay or (B) the aggregate sum of (1) two weeks of base pay per year of service or portion thereof, plus (2) one month base pay for each $10,000 or portion thereof of the employee’s annual base pay, plus (3) one month of base pay for each five percent (5%) of the employee’s annual target bonus award opportunity, if any, or portion thereof under the bonus program in effect immediately prior to the change of control or on the termination date, if greater. Also pursuant to such plan, the “aggregate present value” (as defined under Section 1274(b)(2) of the Code) of such severance payment shall not exceed the lesser of the following amounts: (A) 2.99 multiplied by the “base amount” (as defined under Section 280G(b)(3) of the Code) or (B) three times the sum of (1) the eligible employee’s annual base pay and (2) 100% of the eligible employee’s annual bonus target award (if any) as in effect immediately prior to the effective date of the change of control (or, if no annual bonus target has been set for the year in which the change of control occurs, the annual bonus target for the immediately prior year) or, if increased, 100% of the eligible employee’s annual bonus target award as in effect immediately prior to the eligible employee’s last date of employment by reason of such involuntary termination. Additionally, our Change of Control Severance Plan provides for the reimbursement of any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

Retention Bonus Plan

In order to ensure continuity of operations in the event of a change of control, a retention bonus plan would become effective and applicable to all eligible employees, including our Named Officers. To be eligible to receive the retention bonus, an employee must remain employed by us through the effective date of the change of control and be employed by the acquiring company 180 days after the effective date of the change of control or be involuntarily terminated by the acquiring company on or within 180 days after the effective date of the change of control. Eligible employees would receive a bonus equal to the most recent bonus they had received under our annual bonus program, payable upon the earlier of 180 days after the effective date of the change of control or upon such involuntary termination.

Potential Payments to Each Named Officer

The tables below reflect estimates of the amount of compensation that would be paid to each Named Officer in the event of his termination of employment as a result of each of the circumstances described above and assume that any termination was effective as of December 31, 2008. The actual amounts to be paid can only be determined at the time of the Named Officer’s actual termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE(a)

Mark G. Papa

		Involuntary
		Termination		Involuntary
	Voluntary	(Not for		Termination	Change of		Death or	Normal	Early
Executive Benefits and	Termination	Cause)		(For Cause)	Control		Disability	Retirement	Retirement
Payments Upon Termination	($)(b)	($)		($)(b)	($)		($)(c)	($)(d)	($)

Cash Severance		$3,760,000	(f)		$4,690,600	(g)
Stock Options/SARs		$148,500	(h)		$148,500	(i)	$148,500	$148,500
Restricted Stock/Units		$21,296,678	(h)		$21,296,678	(i)	$21,296,678	$21,296,678
Health Benefits(j)					$34,421
Unused Vacation(k)	$7,796	$7,796		$7,796	$7,796		$7,796	$7,796
All Other(l)					$147,500

Total:	$7,796	$25,212,974		$7,796	$26,325,495		$21,452,974	$21,452,974

Loren M. Leiker

		Involuntary
		Termination		Involuntary
	Voluntary	(Not for		Termination	Change of		Death or	Normal	Early
Executive Benefits and	Termination	Cause)		(For Cause)	Control		Disability	Retirement	Retirement
Payments Upon Termination	($)(b)	($)		($)(b)	($)		($)(c)	($)	($)(e)

Cash Severance		$1,092,500	(m)		$2,754,250	(g)
Stock Options/SARs		$231,175	(n)		$231,175	(i)	$231,175		$231,175
Restricted Stock/Units		$1,764,503	(n)		$6,229,491	(i)	$6,229,491		$1,764,503
Health Benefits(j)					$45,481
Unused Vacation(k)	$7,602	$7,602		$7,602	$7,602		$7,602		$7,602
All Other(l)					$147,500

Total:	$7,602	$3,095,780		$7,602	$9,415,499		$6,468,268		$2,003,280

Gary L. Thomas

		Involuntary
		Termination		Involuntary
	Voluntary	(Not for		Termination	Change of		Death or	Normal	Early
Executive Benefits and	Termination	Cause)		(For Cause)	Control		Disability	Retirement	Retirement
Payments Upon Termination	($)(b)	($)		($)(b)	($)		($)(c)	($)	($)(e)

Cash Severance		$1,092,500	(m)		$2,754,250	(g)
Stock Options/SARs		$231,175	(n)		$231,175	(i)	$231,175		$231,175
Restricted Stock/Units		$1,764,503	(n)		$6,229,491	(i)	$6,229,491		$1,764,503
Health Benefits(j)					$21,403
Unused Vacation(k)	$8,777	$8,777		$8,777	$8,777		$8,777		$8,777
All Other(l)					$147,500

Total:	$8,777	$3,096,955		$8,777	$9,392,596		$6,469,443		$2,004,455

Robert K. Garrison

		Involuntary
		Termination		Involuntary
	Voluntary	(Not for		Termination	Change of		Death or	Normal	Early
Executive Benefits and	Termination	Cause)		(For Cause)	Control		Disability	Retirement	Retirement
Payments Upon Termination	($)(b)	($)		($)(b)	($)		($)(c)	($)	($)(e)

Cash Severance		$345,000	(o)	$13,269	$1,623,266	(p)
Stock Options/SARs		$92,375	(n)		$92,375	(i)	$92,375		$92,375
Restricted Stock/Units		$1,795,197	(n)		$4,787,701	(i)	$4,787,701		$1,795,197
Health Benefits
Unused Vacation(k)	$663	$663		$663	$663		$663		$663
All Other

Total:	$663	$2,233,235		$13,932	$6,504,005		$4,880,739		$1,888,235

Timothy K. Driggers

		Involuntary
		Termination		Involuntary
	Voluntary	(Not for		Termination	Change of		Death or	Normal	Early
Executive Benefits and	Termination	Cause)		(For Cause)	Control		Disability	Retirement	Retirement
Payments Upon Termination	($)(b)	($)		($)(b)	($)		($)(c)	($)	($)(e)

Cash Severance		$330,000	(o)	$12,692	$1,382,700	(g)
Stock Options/SARs					$54,525	(i)	$54,525
Restricted Stock/Units		$538,229	(q)		$1,314,489	(i)	$1,314,489
Health Benefits(j)					$16,167
Unused Vacation
All Other(l)					$147,500

Total:		$868,229		$12,692	$2,915,381		$1,369,014

The following footnotes apply to all of our Named Officers:

(a)	We engage Ernst & Young (“E&Y”) to determine if any portion of the payments described in this “Potential Payments Upon Termination or Change of Control Table” could potentially be subject to excise tax for purposes of Code Sections 280G and 4999. Based on the information provided by us and the calculations performed by E&Y, none of the Named Officers exceeded their respective safe harbor amounts, as defined in Code Section 280G; thus, none of the payments are subject to excise tax and no reimbursements are required.

(b)	No additional compensation is paid if the Named Officer voluntarily terminates his employment or if the Named Officer is involuntarily terminated for cause, with the exception of Messrs. Garrison and Driggers, who would receive two weeks of annual base salary upon signing a waiver and release of claims if terminated for cause in accordance with the Severance Pay Plan.

(c)	In accordance with our 2008 Plan, 1992 Stock Plan and the related grant agreements, upon death or disability, 100% of unvested stock options/SARs will vest and be fully exercisable and all restrictions on restricted stock/restricted stock units will lapse. The amounts represent the value of each Named Officer’s unvested stock options/SARs and restricted stock/restricted stock units as of December 31, 2008.

(d)	Of the Named Officers only Mr. Papa was of normal retirement age (age 62 or older) as of December 31, 2008. In accordance with the 2008 Plan, the 1992 Stock Plan and the related grant agreements, upon retirement, 100% of unvested stock options/SARs will vest and be fully exercisable and all restrictions on restricted stock will lapse on the date of retirement and all restrictions on restricted stock units will lapse six months after the retirement date. The amounts represent the value of Mr. Papa’s unvested stock options/SARs and restricted stock/restricted stock units as of December 31, 2008; however, the actual value of the restricted stock units will be subject to market risk during the six-month period.

(e)	In order to be designated a “Company-approved retirement prior to age 62,” the employee must agree to enter into a six-month non-competition agreement. In accordance with the 2008 Plan, the 1992 Stock Plan and the related grant agreements, upon satisfactory completion of the six-month non-competition agreement, 100% of unvested stock options/SARs will vest, 100% of restricted stock/restricted stock units granted prior to February 23, 2005 will vest, and 20% of restricted stock/restricted stock units will vest for each whole year that has passed since the grant date for grants made on or after February 23, 2005. The above presentation assumes that (1) all unvested stock options/SARs vest and (2) the Named Officer becomes entitled to all shares of restricted stock/restricted stock units to which he would be entitled under his grant agreements as of December 31, 2008. However, the actual value of any stock options/SARs and restricted stock/restricted stock units will be subject to market risk during the six-month term of the non-competition agreement. The number of stock options/SARs that will vest for each of the Named Officers that are age 55 or greater and less than age 62 is as follows: Mr. Leiker, 70,625; Mr. Thomas, 70,625; and Mr. Garrison, 33,000. The number of restricted stock/restricted stock units that will vest for each of the Named Officers that are age 55 or greater and less than age 62 is as follows: Mr. Leiker, 26,502; Mr. Thomas, 26,502; and Mr. Garrison, 26,963. Mr. Driggers was not eligible for early retirement as of December 31, 2008.

(f)	In accordance with Mr. Papa’s employment agreement, this amount was calculated as two times the sum of his then-current annual base salary of $940,000 and his annual bonus award opportunity of $940,000, as this amount is greater than the annual base salary and annual bonus award he would have received from the date of termination through the end of his employment agreement if his employment had continued.

(g)	In accordance with the Named Officer’s Amended and Restated Change of Control Agreement, this amount was calculated as 2.99 times his annual base salary plus two times his target annual bonus. The annual base salary for each of the Named Officers is as follows: Mr. Papa, $940,000; Mr. Leiker, $575,000; Mr. Thomas, $575,000; and Mr. Driggers, $330,000. The target annual bonus for each of the Named Officers is as follows: Mr. Papa, $940,000; Mr. Leiker, $517,500; Mr. Thomas, $517,500; and Mr. Driggers, $198,000.

(h)	Mr. Papa is eligible for normal retirement; therefore, termination is treated as a “retirement at or after age 62.” In accordance with the 2008 Plan, the 1992 Stock Plan and the related grant agreements, upon retirement, 100% of unvested stock options/SARs will vest and be fully exercisable and all restrictions on restricted stock will lapse on the date of retirement and all restrictions on restricted stock units will lapse six months after the retirement date. The amounts represent the value of Mr. Papa’s unvested stock options/SARs and restricted stock/restricted stock units as of December 31, 2008; however, the actual value of the restricted stock units will be subject to market risk during the six-month period.

(i)	In accordance with the 2008 Plan, the 1992 Stock Plan and the related grant agreements, upon the date a press release is issued announcing a pending stockholder vote, tender offer or other transaction which, if approved and consummated, would constitute a change of control, unvested stock options/SARs vest 100% and all restrictions on restricted stock/restricted stock units lapse, regardless of whether the officer is terminated for any reason or continues to be employed. The amounts represent the value of each Named Officer’s unvested stock options/SARs and restricted stock/restricted stock units as of December 31, 2008.

(j)	Health Benefits include the estimated value of (1) three years participation in our medical and dental plans, based on each Named Officer’s elections as of December 31, 2008 and (2) three years age and service credits under our retiree medical insurance coverage.

(k)	Amount represents the portion of unused vacation as of December 31, 2008 that will be paid to the Named Officer.

(l)	All other includes (1) the estimated value of the Money Purchase Pension Plan contributions and the Savings Plan matching contributions, had the Named Officer continued to be employed for three years based on the contribution rates as of December 31, 2008, and (2) $50,000 in outplacement services.

(m)	In accordance with the Named Officer’s employment agreement, this amount is the sum of his then-current annual base salary and his annual award bonus opportunity, as this amount is greater than the annual base salary and annual bonus award he would have received from the date of termination through the end of the term of his employment agreement if his employment had continued. The then-current annual base salary for each of Messrs. Leiker and Thomas was $575,000. The annual bonus award opportunity for each of Messrs. Leiker and Thomas was $517,500.

(n)	The Named Officer is eligible for early retirement; therefore, termination is treated as a “Company-approved retirement prior to age 62,” in which the employee must agree to enter into a six-month non-competition agreement. Upon satisfactory completion of the six-month non-competition agreement, 100% of unvested stock options/SARs will vest, 100% of restricted stock/restricted stock units granted prior to February 23, 2005 will vest, and 20% of restricted stock/restricted stock units will vest for each whole year that has passed since the grant date for grants made on or after February 23, 2005. The above presentation assumes that (1) all unvested stock options/SARs vest and (2) the Named Officer becomes entitled to all shares of restricted stock/restricted stock units to which he would be entitled under his grant agreements as of December 31, 2008. However, the actual value of any stock options/SARs and restricted stock/restricted stock units will be subject to market risk during the six-month term of the non-competition agreement. The number of stock options/SARs that will vest for Messrs. Leiker and Thomas is 70,625, and Mr. Garrison is 33,000. The number of restricted stock/restricted stock units that will vest for Messrs. Leiker and Thomas is 26,502, and Mr. Garrison is 26,963.

(o)	In accordance with our Severance Pay Plan, this amount is calculated as 52 weeks of base pay contingent upon the Named Officer signing a waiver and release of claims.

(p)	In accordance with the Change of Control Severance Plan, amount is the aggregate sum of (1) two weeks of base pay per year of service or portion thereof (14 times $13,269), plus (2) one month of base pay for each $10,000 or portion thereof of Mr. Garrison’s annual base pay of $345,000 (35 times $28,750), plus (3) one month of base pay for each five percent of Mr. Garrison’s annual bonus award opportunity, if any, or portion thereof under the bonus program in effect immediately prior to the change of control (15 times $28,750, based on Mr. Garrison’s current bonus target of 75%). This aggregate amount is greater than six months base pay for Mr. Garrison, but under the cap described under “Payments Made Upon a Change of Control — Change of Control Severance Plan” above.

(q)	Upon involuntary termination, 100% of restricted stock/restricted stock units granted prior to February 23, 2005 will vest, and 20% of restricted stock/restricted stock units will vest for each whole year that has passed since the grant date for grants made on or after February 23, 2005. The number of restricted stock/restricted stock units that will vest for Mr. Driggers is 7,942.

DIRECTOR COMPENSATION

The Compensation Committee is also responsible for determining the compensation of our non-employee directors. In May 2008, the Compensation Committee reviewed EOG’s non-employee director compensation program against the programs of our peer group companies, specifically Anadarko Petroleum Corporation, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, EnCana Corporation, Noble Energy, Inc., Pioneer Natural Resources Company and XTO Energy Inc. The review determined that EOG’s non-employee director compensation program was not competitive with the programs of EOG’s peer companies with respect to cash compensation. The review also determined that, of the companies in EOG’s peer group that awarded equity compensation to its non-employee directors, EOG was the only company that did not award restricted stock to its non-employee directors. Moreover, the review determined that EOG’s total non-employee director compensation ranked slightly above the 90th percentile of the peer group, due to the equity component of the non-employee director compensation program, but should be targeted at the 75th percentile.

Based on the results of the review, the Compensation Committee approved an increase in the annual cash retainer for each non-employee director from $85,000 to $140,000, effective for the third quarter 2008 payment, and granted 1,000 shares of restricted stock and 3,000 SARs to each non-employee director (as compared to an annual equity grant consisting of 14,000 stock options in prior years), resulting in a total program value approximating the 75th percentile of the peer group. The terms of the restricted stock and SARs granted to our non-employee directors are described in footnotes (b) and (c) to the “Director Compensation Table” below. In accordance with the terms of each non-employee director’s restricted stock grant agreements, non-employee directors are required to hold vested shares of our Common Stock (other than a limited number of vested shares that may be sold to cover tax obligations) until the non-employee director no longer serves on the Board. There are no per-meeting or chairmanship fees paid to any director.

DIRECTOR COMPENSATION TABLE

The following table summarizes certain information regarding compensation paid or accrued during 2008 to each non-employee director.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned		Stock	Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(a)	($)(b)	($)(c)	($)	($)	($)(d)	($)

George A. Alcorn	$112,500	$136,000	$368,651			$12,422	$629,573
Charles R. Crisp	$112,500	$86,816	$265,922			$3,309	$468,547
James C. Day(e)	$35,000	$93,450	$92,545			$0	$220,995
William D. Stevens(f)	$42,500	$0	$245,801			$0	$288,301
H. Leighton Steward	$112,500	$136,000	$368,651			$0	$617,151
Donald F. Textor	$112,500	$136,000	$368,651			$0	$617,151
Frank G. Wisner	$112,500	$136,000	$368,651			$0	$617,151

(a)	Non-employee directors can defer fees to a later specified date by participating in the Deferral Plan. Under the Deferral Plan, deferrals are invested into either (1) a flexible deferral account in which deferrals are treated as if they had been invested into various investment funds as directed by the participant or (2) a phantom stock account in which deferrals are treated as if they had purchased our Common Stock at the closing price on the date such deferred fee would otherwise had been paid, and include reinvestment of dividends. In 2008, five of the non-employee directors participated in the Deferral Plan.

(b)	Non-employee directors participate in the 2008 Plan, which was approved by our stockholders at our 2008 annual meeting of stockholders. Under the terms of the 2008 Plan, each non-employee director (other than Messrs. Day and Stevens) received, upon re-election to the Board, 1,000 shares of restricted stock on May 12, 2008. Upon initial election to the Board, Mr. Day received 1,000 shares of restricted stock on September 4, 2008. Restricted stock granted under the 2008 Plan vests 100% after one year. Upon vesting, thirty-five percent of the vested shares may be sold to cover any tax obligation as a result of the vesting and sixty-five percent of the vested shares must be held until the director no longer serves on the Board. The market value of the unvested restricted shares for each non-employee director as of December 31, 2008 was $66,580.

(c)	Under the terms of the 2008 Plan, each non-employee director (other than Messrs. Day and Stevens) received, upon re-election to the Board, 3,000 SARs at an exercise price equal to the fair market value of our Common Stock on May 12, 2008. Upon initial election to the Board, Mr. Day received 3,000 SARs at an exercise price equal to the fair market value of our Common Stock on September 4, 2008. SARs granted under the 2008 Plan vest 50% after one year and 100% after two years of service as a director, following the date of grant, and expire seven years from the date of grant. The grant-date present value of each SAR grant is estimated using the Hull-White II binomial option pricing model. Based on the Hull-White II binomial option pricing model, assuming a dividend yield of 0.4%, expected volatility of 34.5%, a risk-free interest rate of 2.2% and a weighted-average expected life of 4.8 years, the value of the SARs granted on May 12, 2008 was $41.31 per share. Based on the Hull-White II binomial option pricing model, assuming a dividend yield of 0.6%, expected volatility of 38.3%, a risk-free interest rate of 2.6% and a weighted-average expected life of 4.8 years, the value of the SARs granted on September 4, 2008 was $30.85 per share. Following is the aggregate number of stock options/SARs outstanding as of December 31, 2008 for each non-employee director: Messrs. Alcorn and Crisp, 45,000 options/SARs each; Mr. Day, 3,000 SARs; Mr. Steward, 59,000 options/SARs; Mr. Textor, 17,000 options/SARs; and Mr. Wisner, 129,000 options/SARs.

(d)	All Other Compensation for Messrs. Alcorn and Crisp consists solely of reimbursement for EOG-requested spouse travel, including a gross-up for payment of taxes.

(e)	Mr. Day was appointed to the Board effective July 29, 2008.

(f)	Mr. Stevens retired from the Board effective at the end of his 2007-2008 term, which expired in conjunction with the 2008 annual meeting of stockholders.

RELATED PARTY TRANSACTIONS

In March 2008, our Board adopted a written policy relating to the review and approval of “related party transactions.” Generally, under this policy and related SEC regulations, (1) a “related party transaction” is a transaction, or a material amendment to a transaction, involving more than $120,000 between a “related party” and EOG or one of its subsidiaries and (2) a “related party” is (a) a director or executive officer of EOG, (b) a beneficial owner of more than five percent (5%) of our Common Stock, (c) an immediate family member of, or person sharing the home of, an EOG director or executive officer or beneficial owner of more than five percent (5%) of our Common Stock or (d) an entity that is owned or controlled by any of the foregoing persons or for which any of the foregoing persons serves as an executive officer, general partner, principal or in a similar capacity or position.

Consistent with the recommendations of the NYSE, our policy requires the Audit Committee to review and approve (in the case of a proposed transaction), or ratify (in the case of an existing transaction), each related party transaction. In reviewing and approving, or ratifying, as the case may be, any related party transaction or material amendment to any such transaction, the Audit Committee must satisfy itself that it has been fully informed as to the related party’s relationship to EOG and interest in the transaction and as to the material facts of the transaction, and must determine that the related party transaction is in, or is not inconsistent with, the best interests of EOG and its stockholders.

Prior to March 2008, we did not have specific procedures for the review of, or standards for the approval or ratification of, transactions with related persons, but instead reviewed such transactions on a case-by-case basis.

Mr. Robert K. Garrison, our Executive Vice President, Exploration, has a son, Matthew Garrison, who is employed by EOG as a geologist in our Fort Worth, Texas office. Mr. Matthew Garrison has been employed by EOG since December 2006, prior to his father becoming an executive officer of EOG. Mr. Robert Garrison did not participate in the hiring of his son, and has not participated, and is not expected in the future to participate, in performance evaluations or compensation decisions regarding his son. Mr. Matthew Garrison’s total compensation for 2008 (consisting of his base salary, bonus, stock-based compensation and other perquisites for 2008 and calculated in the same manner as the total compensation for 2008 of our Named Officers as set forth in the “Summary Compensation Table” above) was less than $160,000. We believe that Mr. Matthew Garrison’s compensation and benefits are commensurate with his qualifications, experience and responsibilities and, moreover, comparable to the compensation and benefits currently commanded by geologists in the oil and gas industry with similar qualifications, experience and responsibilities. Pursuant to our related party transaction policy, the Audit Committee has (1) satisfied itself that it has been fully informed as to the material facts of Mr. Matthew Garrison’s employment relationship with us, (2) determined that the employment relationship is in, and is not inconsistent with, the best interests of us and our stockholders and (3) approved and ratified our prior and continued employment of Mr. Matthew Garrison.

In addition to our related party transaction policy, our Code of Conduct prohibits transactions involving or benefiting a director or executive officer (or a family member of a director or executive officer) that may constitute a conflict of interest, except as approved by the Board. Any waiver of our Code of Conduct in favor of a director or executive officer requires Board or Board committee approval and reporting under applicable SEC and NYSE regulations, as more fully described under “Corporate Governance — Codes of Conduct and Ethics and Corporate Governance Guidelines” above. There have been no waivers granted with respect to our Code of Conduct.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file reports of their ownership of, and transactions in, our Common Stock with the SEC and to furnish us with copies of the reports they file.

Based upon our review of the Section 16(a) filings that have been received by us and inquiries made to our directors and executive officers, we believe that all filings required to be made under Section 16(a) during 2008 were timely made, except that during 2008, Frederick J. Plaeger, II, EOG’s Senior Vice President and General Counsel, inadvertently failed to timely file a Form 4 to report a June 2008 purchase of 13 shares of our Common Stock and a Form 4 to report a July 2008 sale of 5 shares of our Common Stock within a third-party managed investment account. These transactions were reported by Mr. Plaeger on a Form 4 filed in August 2008. While Mr. Plaeger is deemed to be the beneficial owner of the shares of our Common Stock and the other securities held in the account, the third-party investment manager selects and manages the investments in the account, including the timing of any purchases and sales. As a result, Mr. Plaeger did not receive notice of the reported transactions prior to the Form 4 reporting deadlines. Pursuant to SEC rules, we are not required to disclose in this proxy statement any failure to timely file a Section 16(a) report that has been previously disclosed by us in a prior proxy statement.

ITEM 1.

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to hold office until the next succeeding annual meeting of stockholders and until their respective successors have been duly elected and qualified. All of the nominees are our current directors.

A majority of the votes cast in person or by proxy by the holders of our Common Stock entitled to vote at the Annual Meeting is required to elect a director. Under our bylaws, (1) a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election and (2) votes cast shall include votes to “withhold authority” (shown as “against” on the enclosed form of proxy) and exclude abstentions with respect to that director’s election. Therefore, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular director nominee within ten days of the Annual Meeting) will not be counted in determining the number of votes cast with respect to that director’s election.

Pursuant to our Corporate Governance Guidelines, any nominee for director who fails to receive a majority vote of our stockholders at the Annual Meeting must promptly tender his or her resignation to the Nominating and Governance Committee of the Board. The Nominating and Governance Committee will evaluate the resignation and make a recommendation to the Board, who will then act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Unless contrary instructions are given by the stockholder delivering such proxy, it is the intention of the persons named as agents and proxies in the enclosed form of proxy to vote such proxy “FOR” the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute.

Pursuant to our bylaws, the Board has set the number of directors that shall constitute the Board at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy, and stockholders may not cumulate their votes in the election of directors.

The following information regarding the nominees, their age (as of February 28, 2009) and their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

The Board of Directors recommends voting “FOR” each of the nominees listed below.

GEORGE A. ALCORN, 76
Director since 2000

Mr. Alcorn has served as President of Alcorn Exploration, Inc., an oil and natural gas exploration and production company, since July 1982. He is a past chairman of the Independent Petroleum Association of America and a founding member and past chairman of the Natural Gas Council. Mr. Alcorn is also a director of Linn Energy, LLC.

CHARLES R. CRISP, 61
Director since 2002

Mr. Crisp’s principal occupation is investments. Mr. Crisp was President and Chief Executive Officer and a director of Coral Energy, LLC, a subsidiary of Shell Oil Company, from 1999 until his retirement in November 2000, and President and Chief Operating Officer and a director from January 1998 through February 1999. Mr. Crisp is also a director of AGL Resources Inc., Intercontinental Exchange, Inc. and Targa Resources, Inc.

JAMES C. DAY, 65
Director since 2008

Mr. Day served as Chairman of the Board of Noble Corporation, one of the world’s largest offshore drilling companies, from 1992 until his retirement in May 2007. He also served as Chief Executive Officer of Noble Corporation from 1984 until October 2006, and as President of Noble Corporation from 1984 to 1999 and again from 2003 until February 2006. Mr. Day is also a director of Tidewater, Inc. and ONEOK, Inc. and a Trustee of The Samuel Roberts Noble Foundation. He has held numerous leadership positions with various industry and civic associations throughout his career.

MARK G. PAPA, 62
Director since 1998

Mr. Papa was elected Chairman of the Board and Chief Executive Officer of EOG in August 1999, President and Chief Executive Officer and director in September 1998, President and Chief Operating Officer in September 1997 and President in December 1996, and was President-North America Operations from February 1994 to December 1996. Mr. Papa joined Belco Petroleum Corporation, a predecessor of EOG, in 1981. Mr. Papa is also a director of Oil States International, Inc., an oilfield service company.

H. LEIGHTON STEWARD, 74
Director since 2004

Mr. Steward is author-partner of Sugar Busters, LLC, a provider of seminars, books and products related to helping people follow a healthy and nutritious lifestyle. He retired from Burlington Resources, Inc., an oil and gas exploration, production and development company, in 2000, where he had served as Vice Chairman since 1997. Mr. Steward is former Chairman of the U.S. Oil and Gas Association and the Natural Gas Supply Association, and is currently an honorary director of the American Petroleum Institute.

DONALD F. TEXTOR, 62
Director since 2001

Mr. Textor’s principal occupation is Portfolio Manager for the Dorset Management Corporation, an investment management and advisory firm, and Partner of Knott Partners Management LLC, also an investment management and advisory firm. Previously, Mr. Textor was a partner and managing director of Goldman Sachs & Co. until his retirement in March 2001. Mr. Textor is also a director of Trilogy Energy Trust.

FRANK G. WISNER, 70
Director since 1997

Mr. Wisner is currently International Affairs Advisor with Patton Boggs LLP, a Washington, D.C.-based law firm. Following his retirement as U.S. Ambassador to India, Mr. Wisner served as Vice Chairman, External Affairs of American International Group, Inc., an insurance and financial services company, from 1997 until his retirement in March 2009. Mr. Wisner is also a director of Ethan Allen Interiors Inc.

ITEM 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

General

For 2008 and 2007, we retained our principal auditors, Deloitte & Touche LLP (“Deloitte”), independent public accountants, to provide services in the following categories and, in consideration of such services, paid to Deloitte the following amounts:

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, and the reviews of the financial statements included in our Forms 10-Q for such years, were $2,044,474 and $1,989,271, respectively.

Audit-Related Fees.  The aggregate fees billed for the years ended December 31, 2008 and December 31, 2007 for assurance and related services rendered by Deloitte that were reasonably related to the performance of the audit or review of our financial statements, but not reportable as Audit Fees above, were $324,863 and $128,733, respectively. Audit-Related Fees for 2008 were for (1) financial statement audit work relating to the February 2008 sale of a majority of our assets and surrounding acreage in the Appalachian Basin (a substantial portion of such fees were reimbursed by the purchaser) and (2) audits of our benefit plans. Audit-Related Fees for 2007 were primarily for audits of our benefit plans.

Tax Fees.  The aggregate fees billed for the year ended December 31, 2008 for tax compliance, tax advice and tax planning services rendered by Deloitte were $38,780. Such fees were for tax compliance services provided to certain of our expatriate employees. There were no professional services rendered by Deloitte for tax compliance, tax advice and tax planning for the year ended December 31, 2007.

All Other Fees.  The aggregate fees billed for services rendered by Deloitte not reportable as Audit Fees, Audit-Related Fees or Tax Fees above for the years ended December 31, 2008 and December 31, 2007 were $169,830 and $108,599, respectively. All Other Fees for 2008 primarily related to comfort letter work with respect to our September 2008 offering of our 6.125% Senior Notes due 2013 and 6.875% Senior Notes due 2018, and services rendered with respect to our Canadian subsidiary indebtedness. All Other Fees for 2007 primarily related to comfort letter work with respect to our September 2007 offering of our 5.875% Senior Notes due 2017.

Pre-Approval of Audit and Non-Audit Services.  The Audit Committee pre-approves all audit and non-audit services provided to us by our independent auditors at the first meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit.

Management is directed to provide a report to the Audit Committee at each meeting of the Audit Committee showing in reasonable detail the services provided by the independent auditors to us since the beginning of the calendar year, as well as the then-estimated cost to-date of audit and non-audit services.

During the course of a year, if additional non-audit services are deemed to be appropriate or advisable, these services are presented to the Audit Committee for pre-approval, subject to the availability of the de minimus exception for non-audit services set forth in Section 202 of the Sarbanes-Oxley Act of 2002 (“SOX”) and in Rule 2-01 of Regulation S-X.

None of the services rendered by Deloitte for the years ended December 31, 2008 and December 31, 2007 and reportable as Audit-Related Fees, Tax Fees or All Other Fees above were approved by the Audit Committee pursuant to such de minimus exception.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve non-audit services provided by the independent auditors to us pursuant to the de minimus exception for non-audit services referred to above and set forth in SOX Section 202 and in Rule 2-01 of Regulation S-X.

Ratification of Appointment for 2009

The Audit Committee of the Board has appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2009, and such appointment has been approved by the Board.

Ratification of this appointment shall be effective upon the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to the ratification of this appointment will have the effect of a vote against ratification of this appointment and broker non-votes (which will occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the proposal within ten days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval.

In the event the appointment of Deloitte is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Deloitte is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board of Directors recommends voting “FOR” this proposal.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders may propose matters to be presented at stockholder meetings and may also nominate persons to be directors of EOG. Formal procedures have been established for those proposals and nominations.

Proposals for 2010 Annual Meeting of Stockholders and 2010 Proxy Materials

Proposals of holders of our Common Stock intended to be presented at our 2010 annual meeting of stockholders and included in our proxy statement and form of proxy relating to such meeting pursuant to Rule 14a-8 of Regulation 14A must be received by us, addressed to our Corporate Secretary, at our principal executive offices, 1111 Bagby Street, Sky Lobby 2, Houston, Texas 77002, no later than November 25, 2009.

Nominations for 2010 Annual Meeting of Stockholders and for Any Special Meetings of Stockholders

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Pursuant to our bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders:

•	pursuant to our notice of the meeting;

•	by or at the direction of the Board; or

•	by any of our stockholders who is a stockholder of record at the time of giving the notice discussed below and at the time of the meeting, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice requirements of Article II, Section 3 of our bylaws.

Nominations by any of our stockholders shall be made pursuant to timely notice in writing to our Corporate Secretary. To be timely, notice given by a stockholder shall be delivered to our Corporate Secretary at our principal executive offices at 1111 Bagby Street, Sky Lobby 2, Houston, Texas 77002, (1) with respect to an election to be held at our 2010 annual meeting of stockholders, no earlier than December 30, 2009 and no later than January 29, 2010 and (2) with respect to an election to be held at a special meeting of our stockholders for the election of directors, not earlier than the close of business on the 120th day, and not later than the close of business on the later of the 90th day, prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

The notice shall set forth the information required by Article II, Section 3 of our bylaws, including, but not limited to, (1) such stockholder’s name and address, as such information appears on our books, (2) the number of shares of our Common Stock which are directly or indirectly beneficially owned by the stockholder, (3) all other direct or indirect interests of such stockholder in our Common Stock (including derivative and “short” interests),

(4) any arrangement pursuant to which such stockholder has a right to vote any shares of our Common Stock, (5) all information relating to such stockholder’s director nominee that would be required to be disclosed in a proxy statement in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (6) a description of all direct and indirect compensation and other material monetary agreements and relationships between such stockholder and such proposed nominee, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

In the event a person is validly designated as a nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board, the Board or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Notwithstanding our bylaw provisions described above, a stockholder shall also comply with all applicable requirements of the Exchange Act and the related rules and regulations thereunder with respect to the matters set forth in such bylaw provisions.

Other Stockholder Business for 2010 Annual Meeting of Stockholders

For other business (other than director nominations) to be brought before an annual meeting of stockholders by any of our stockholders, the stockholder must have given timely notice, in writing, to our Corporate Secretary of the business to be brought before the annual meeting. To be timely with respect to our 2010 annual meeting of stockholders, notice given by a stockholder must be delivered to our Corporate Secretary at our principal executive offices at 1111 Bagby Street, Sky Lobby 2, Houston, Texas 77002, no earlier than December 30, 2009 and no later than January 29, 2010.

The notice shall set forth the information required by Article II, Section 3 of our bylaws, including, but not limited to, (1) a brief description of the business desired to be brought before the annual meeting, (2) the reasons for conducting such business at the annual meeting, (3) any material interest of such stockholder in such business, (4) such stockholder’s name and address, as such information appears on our books, (5) the number of shares of our Common Stock which are directly or indirectly beneficially owned by the stockholder, (6) all other direct or indirect interests of such stockholder in our Common Stock (including derivative and “short” interests) and (7) any arrangement pursuant to which such stockholder has a right to vote any shares of our Common Stock.

GENERAL

As of the date of this proxy statement, our management has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named as agents and proxies in the enclosed form of proxy.

By Order of the Board of Directors,

MICHAEL P. DONALDSON
Corporate Secretary

Houston, Texas
March 25, 2009

1111 BAGBY
SKY LOBBY 2
HOUSTON, TX 77002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by EOG Resources, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EOG Resources, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you would like to attend the meeting and vote in person, you may contact EOG Resources, Inc. at (713) 651-7000 (Attention: Corporate Secretary) for directions to the meeting. Please see the proxy statement for meeting attendance requirements.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EOGRS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EOG RESOURCES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTORS AND “FOR” ITEM 2.
1.	To elect seven directors of the Company to hold office until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified;		For	Against	Abstain
Nominees:
	1a.	George A. Alcorn	☐	☐	☐			For	Against	Abstain
	1b.	Charles R. Crisp	☐	☐	☐	2. 3.

To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent public accountants, as auditors for the Company for the year ending December 31, 2009.

							In their discretion, to vote with respect to any other matters that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

	1c.	James C. Day	☐	☐	☐

	1d.	Mark G. Papa	☐	☐	☐

	1e.	H. Leighton Steward	☐	☐	☐

	1f.	Donald F. Textor	☐	☐	☐

	1g.	Frank G. Wisner	☐	☐	☐

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other duly authorized officer. If a partnership, please sign in partnership name by duly authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend the annual meeting.			☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2009 Annual Meeting of Stockholders
Wednesday, April 29, 2009

3:00 P.M.

Doubletree Hotel

Dezavala Meeting Room

400 Dallas Street

Houston, Texas

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders To Be Held on April 29, 2009:
The Notice of Annual Meeting of Stockholders, 2009 Proxy Statement and 2008 Annual Report
are available at www.proxyvote.com and at www.eogresources.com/investors/annreport.html.

EOGRS2

EOG RESOURCES, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
April 29, 2009
     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc.
          The undersigned stockholder of EOG Resources, Inc., a Delaware corporation (the “Company”), by signing this proxy, hereby revokes all prior proxies and appoints Frederick J. Plaeger, II and Michael P. Donaldson with full power of substitution, as true and lawful agents and proxies to represent the undersigned at the 2009 annual meeting of stockholders to be held on Wednesday, April 29, 2009, at 3:00 p.m., Houston time, and at any adjournments thereof, and to vote all the shares of Common Stock of the Company held of record by the undersigned on March 5, 2009. The Board of Directors recommends a vote “FOR” each of the nominees for directors and “FOR” Item 2 as set forth on the reverse side.
          SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” ITEM 2 AND, IN THE DISCRETION OF THE AGENTS AND PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Do not return your proxy card if you are voting by Internet or telephone.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(continued on other side)